Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated January 18, 2007

$80,000,000.00

COLLINS & AIKMAN FLOORCOVERINGS, INC., TANDUS US, INC.,

AND CAF EXTRUSION, INC.,

as U.S. Borrowers,

TANDUS CANADA LIMITED,

as Canadian Borrower,

and certain Subsidiaries of U.S. Borrowers and Canadian Borrower party hereto from time to time as Guarantors

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A. (acting through its Canada branch),

as Canadian Agent,

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

7.4.	Other Collateral.	66
7.5.	No Assumption of Liability.	67
7.6.	Further Assurances.	67
7.7.	Foreign Subsidiary Stock.	67
Section 8. COLLATERAL ADMINISTRATION		68
8.1.	Borrowing Base Certificates.	68
8.2.	Administration of Accounts.	68
8.3.	Administration of Inventory.	70
8.4.	Administration of Equipment.	70
8.5.	Administration of Deposit Accounts.	71
8.6.	General Provisions.	71
8.7.	Power of Attorney.	72
Section 9. REPRESENTATIONS AND WARRANTIES		73
9.1.	General Representations and Warranties.	73
9.2.	Complete Disclosure.	78
Section 10. COVENANTS AND CONTINUING AGREEMENTS		78
10.1.	Affirmative Covenants.	78
10.2.	Negative Covenants.	81
10.3.	Financial Covenants.	87
Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		88
11.1.	Events of Default.	88
11.2.	Remedies upon Default.	89
11.3.	License.	90
11.4.	Setoff.	90
11.5.	Remedies Cumulative; No Waiver.	91
11.6.	Judgment Currency.	91
Section 12. AGENT		92
12.1.	Appointment, Authority and Duties of Agent.	92
12.2.	Agreements Regarding Collateral and Field Examination Reports.	93
12.3.	Reliance By Agent.	94
12.4.	Action Upon Default.	94
12.5.	Ratable Sharing.	94
12.6.	Indemnification of Agent Indemnitees.	94
12.7.	Limitation on Responsibilities of Agent.	95
12.8.	Successor Agent and Co-Agents.	95
12.9.	Solidary Interests/Quebec Liens (Hypothecs).	96
12.10.	Due Diligence and Non-Reliance.	96
12.11.	Replacement of Certain Lenders.	97
12.12.	Remittance of Payments and Collections.	97
12.13.	Agent in its Individual Capacity.	97
12.14.	Agent Titles.	98
12.15.	No Third Party Beneficiaries.	98
Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		98
13.1.	Successors and Assigns.	98
13.2.	Participations.	98
13.3.	Assignments.	99
Section 14. MISCELLANEOUS		99
14.1.	Consents, Amendments and Waivers.	99
14.2.	Indemnity.	101
14.3.	Notices and Communications.	101
14.4.	Performance of Obligors’ Obligations.	102

14.5.	Credit Inquiries.	102
14.6.	Severability.	102
14.7.	Cumulative Effect; Conflict of Terms.	102
14.8.	Counterparts.	102
14.9.	Entire Agreement.	103
14.10.	Obligations of Lenders.	103
14.11.	Confidentiality.	103
14.12.	Certifications Regarding Indentures.	103
14.13.	GOVERNING LAW.	104
14.14.	Consent to Forum.	104
14.15.	Waivers by Borrowers.	104
14.16.	PATRIOT Act Notice.	105

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Revolver Note (U.S.)
Exhibit A-2	Form of Revolver Note (Canada)
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Form of Borrowing Base Certificate

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Contracts
Schedule 10.2.1(e)	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Restricted Investments
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated January 18, 2007, among COLLINS & AIKMAN FLOORCOVERINGS, INC., a Delaware corporation (“Collins”), TANDUS US, INC., a Delaware corporation (“Tandus US”), and CAF EXTRUSION, INC., a Delaware corporation (“CAF”, and together with Collins and Tandus US, collectively, “U.S. Borrowers”), TANDUS CANADA LIMITED, a Nova Scotia corporation (“Canadian Borrower”, and Canadian Borrower together with U.S. Borrowers, collectively, “Borrowers”), the Affiliates and Subsidiaries of Borrowers party hereto from time to time as Guarantors, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, individually as a U.S. Lender and an Issuing Bank and in its capacity as Administrative Agent, and BANK OF AMERICA, N.A., a national banking association, acting through its Canada Branch as a Canadian Lender and in its capacity as Canadian Agent.

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

1750555 NSL: 1750555 Nova Scotia Limited, a corporation organized under the laws of the Province of Nova Scotia and a direct wholly-owned Subsidiary of Crossley Canada.

1811367: 1811367 Nova Scotia Limited, a corporation organized under the laws of the Province of Nova Scotia and a direct wholly-owned Subsidiary of Collins.

Account: as defined in the UCC (or, with respect to any Account of a Canadian Obligor, the PPSA), including all rights to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Administrative Agent: Bank of America in its capacity as administrative agent for Lenders and to the extent provided in the Security Documents, as agent for Agents, and in its capacity as collateral agent for the applicable Secured Parties under the Security Documents to which it is a party, together with any successor in that capacity appointed pursuant to Section 12.8.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: each Agent and each of its respective present and future officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.

Agents: Administrative Agent and Canadian Agent.

Allocable Amount: as defined in Section 5.12.3.

ANTI-TERRORISM LAWS: any Applicable Laws relating to terrorism or money laundering, including the PATRIOT Act.

Applicable Agent—for any Borrower Group or the Collateral of such Borrower Group (including insurance with respect to such Collateral), the Agent to which the Obligors within such Borrower Group have granted Liens with respect to the Collateral of such Borrower Group.

Applicable Issuing Bank: Bank of America, N.A. or its applicable branch or Affiliate as determined by the Applicable Agent, and their successors and assigns; provided that, as at the Closing Date, Bank of America, N.A. (acting through its Canada branch) shall be the Applicable Issuing Bank in respect of Canadian Letters of Credit; and provided, further, that after the Closing Date, the Applicable Issuing Bank in respect of Canadian Letters of Credit shall remain a Canadian Qualified Lender.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all applicable provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Lenders: with respect to a Borrower Group, the Lenders having Borrower Group Commitments to Borrowers within such Borrower Group.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	U.S. Base Rate Revolver Loans and Canadian Base Rate Loans	LIBOR Revolver Loans	Canadian Prime Rate Loans	Canadian BA Rate Loans
I	< 1.20 to 1.0	0.25%	1.75%	0.25%	1.50%
II	> 1.20 to 1.0 < 1.35 to 1.0	zero	1.50%	0.25%	1.50%
III	> 1.35 to 1.0 < 1.50 to 1.0	zero	1.25%	0.25%	1.50%
IV	> 1.50 to 1.0	zero	1.00%	0.25%	1.50%

Until July 1, 2007, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Administrative Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the third Business Day after receipt. If any financial statements and Compliance Certificate due in the preceding month have not been received, at Administrative Agent’s election, then the margins shall be determined as if Level I were applicable, from such day until the third Business Day after receipt. Nothing contained herein shall affect Agents’ right to charge interest at the Default Rate if such financial statements and Compliance Certificate are not received by Agents when due pursuant to the terms of this Agreement.

Applicable Payment Account: with respect to each Borrower Group, an account maintained by the Applicable Agent (and under its sole dominion and control) to which all monies from time to time deposited to a Dominion Account designated for such Borrower Group shall be transferred, to the extent provided in Section 8, and all other payments shall be sent in immediately available funds.

Applicable Pension Legislation: on any date, any pension or retirement benefits legislation (whether national, federal, provincial, territorial, foreign or otherwise) then applicable to a Borrower or any of its Subsidiaries.

Applicable Swingline Lenders: Bank of America with respect to Swingline Loans made to U.S. Borrowers, and Bank of America, N.A. (acting through its Canada branch) with respect to Swingline Loans made to Canadian Borrower.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in extensions of credit in its ordinary course of business and is an Affiliate of a Lender.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, and if applicable, Borrowers, in the form of Exhibit B.

Availability Reserve: on any date of determination thereof, with respect to any Borrower Group, an amount equal to the sum of the following (without duplication) to the extent applicable to such Borrower Group (and calculated in such currency as Administrative Agent may reasonably determine to be appropriate in its Credit Judgment): (i) the Rent and Charges Reserve; (ii) the LC Reserve; (iii) the Bank Product Reserve; (iv) the Dilution Reserve; (v) a reserve to reflect amounts owing by a Canadian Obligor to any Person in respect of Inventory subject to revendication or repossession rights of suppliers or vendors (whether under Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any Applicable Law); (vi) a reserve established by Administrative Agent with respect to U.S. Borrowers, after demand for payment of the Canadian Obligations, in an amount equal to Administrative Agent’s estimate of the Dollar Equivalent of the liability U.S. Borrowers may be forced to pay under their Guaranty of the Canadian Obligations; (vii) with respect to the Canadian Borrower Group, the Canadian Payroll and Pension Reserve; (viii) all accrued Royalties, whether or not then due and payable by a U.S. Borrower or Canadian Obligor; (ix) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to an Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (x) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Credit Judgment may elect to impose from time to time.

Average Collateral Availability: for any period, an amount equal to the sum of the actual amount of Collateral Availability on each calendar day during such period, as determined by Administrative Agent, divided by the number of calendar days in such period.

Bank of America: Bank of America, N.A., a national banking association, and its successors and permitted assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or other Obligor by Bank of America or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or other Obligor, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by the Applicable Agent from time to time in its Credit Judgment in respect of Bank Product Debt of a Borrower Group.

Bankruptcy Code: Title 11 of the United States Code.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Lease obligations; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Group: a group consisting of (i) U.S. Borrowers and each other U.S. Obligor; or (ii) Canadian Borrower and each other Canadian Obligor.

Borrower Group Commitment: with respect to the commitment of a Lender to fund Revolver Loans or to participate in LC Obligations of a Borrower Group, the amount of the commitment of such Lender with respect to such Borrower Group as shown on Schedule 1.1 from time to time (as the same may be modified from time to time as a result of such Lender’s consummation of an assignment pursuant to an Assignment and Acceptance); and the term “Borrower Group Commitments” means the commitments hereunder of all Applicable Lenders to such Borrower Group.

Borrower Group Obligations: with respect to any Obligor, the portion of the Obligations owed by such Obligor and such Obligor’s Borrower Group.

Borrowers: U.S. Borrowers and Canadian Borrower, including each of such Persons in its capacity as a LC Borrower.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agents, by which Borrowers certify calculation of the U.S. Borrowing Base, or the Canadian Borrowing Base, as applicable, and Collateral Availability substantially in the form of Exhibit D attached hereto.

Business Day: any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of Georgia or is a day on which banking institutions located in such state are closed; and when used with reference to (i) a LIBOR Loan, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, United Kingdom and (ii) a Canadian Revolver Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada or Halifax, Nova Scotia, Canada, are not open for the transaction of banking business.

Business Interruption Insurance Assignments: the Collateral Assignments of Business Interruption Insurance to be executed by each Obligor upon an Event of Default and pursuant to which such Obligor shall assign in favor of the Applicable Agent, for the benefit of Secured Parties, all of such Obligor’s rights under any business interruption insurance policy owned by or in favor of such Obligor, as security for the Borrower Group Obligations of such Obligor.

Canadian Accounts Formula Amount: as of any calculation date, up to 85% of the Value of Eligible Accounts of Canadian Obligors as of such date.

Canadian Agent: Bank of America, N.A. (acting through its Canada branch) in its capacity as administrative agent for Canadian Lenders and as collateral agent for the applicable Secured Parties under the Security Documents to which it is a party, together with any successor appointed pursuant to Section 12.8.

Canadian Availability: on any date, the amount that Canadian Borrower is entitled to borrow pursuant to Section 2.1 as Canadian Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Canadian Revolver Loans then outstanding (including any outstanding Swingline Loans to Canadian Borrower) is subtracted from the Canadian Borrowing Base on such date (and if such amount outstanding on any date is equal to or greater than the Canadian Borrowing Base, then Canadian Availability on such date shall be zero or a negative number, as applicable).

Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Canadian Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

Canadian BA Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Base Rate: means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (acting through its Canada branch) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America (acting through its Canada branch) based on various factors including costs and desired return of the Bank of America, N.A. (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate.) Any change in the “base rate” announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”. In the event that Bank of America, N.A. (acting through its Canada branch) (including any successor or assignee) does not at any time publicly announce a “base rate”, then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Schedule 1 chartered bank in Canada selected by Canadian Agent.

Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Benefit Plans: all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor or its Subsidiaries in respect of their employees or former employees in Canada.

Canadian Borrower: as defined in the preamble of this Agreement.

Canadian Borrowing Base: on any date of determination thereof, an amount in Canadian Dollars equal to the lesser of the following:

(a) Canadian Facility Amount, minus the LC Reserve with respect to the Canadian Borrower; or

(b) the sum of:

(i)	the Canadian Accounts Formula Amount, plus

(ii)	the Canadian Inventory Formula Amount, plus

(iii)	the Canadian Fixed Asset Amount, minus

(iv)	the Availability Reserves applicable to Canadian Obligors.

If any amount in this definition is stated in a currency other than Canadian Dollars or Dollars on any date, then such amount on such date shall be equal to the Canadian Dollar Equivalent or Dollar Equivalent of such amount in such other currency.

Canadian Collateral: all of each Canadian Obligor’s right, title and interest in Property of such Canadian Obligor as more fully described in the applicable Security Documents that now or hereafter secure the payment or performance of any of the Canadian Obligations.

Canadian Dollar Equivalent: on any date of determination, with respect to an amount denominated in Canadian Dollars, such amount of Canadian Dollars, and with respect to an amount denominated in a currency other than Canadian Dollars, the amount of Canadian Dollars (as conclusively ascertained by Administrative Agent absent manifest error) which could be purchased by Administrative Agent with that amount of such other currency at the spot rate of exchange quoted by Administrative Agent in the applicable foreign exchange market on the date of determination for the purchase of Canadian Dollars with such currency.

Canadian Dollars or Cdn $: the lawful currency of Canada.

Canadian Facility Amount: an amount equal to the Canadian Dollar Equivalent of $18,000,000 as the same may be adjusted from time to time pursuant to the provisions of Section 2.1.6.

Canadian Fixed Asset Amortization Amount: on a monthly basis, (i) $33,333 on the first day of each month during the first Loan Year, (ii) $44,444 on the first day of each month during the second Loan Year, (iii) $63,889 on the first day of each month during the third Loan Year, (iv) $63,889 on the first day of each month during the fourth Loan Year and (v) $63,889 on the first day of each month during the fifth Loan Year.

Canadian Fixed Asset Amount: $4,000,000 minus the Canadian Fixed Asset Amortization Amount as of any date of determination.

Canadian Inventory Formula Amount: as of any calculation date, lesser of (a) Canadian Dollar Equivalent of $8,000,000 and (b) 85% of the NOLV Percentage of the Value of Eligible Inventory of Canadian Obligors as of such date.

Canadian LC Obligations: on any date, the Canadian Dollar Equivalent of an amount equal to the sum of (without duplication) (i) all amounts then due and payable by Canadian Borrower on such date by reason of any payment that is made by the Applicable Issuing Bank under a Letter of Credit issued pursuant to this Agreement or by Canadian Agent under an LC Support issued pursuant to this Agreement and that has not been repaid to such Issuing Bank or such Agent, plus (ii) the aggregate Undrawn Amount of all Letters of Credit which are issued pursuant to this Agreement for the account of Canadian Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by the Applicable Issuing Bank plus (iii) all fees which are then due by Canadian Borrower with respect to outstanding Letters of Credit issued pursuant to this Agreement; provided, however, when used in the definition of Canadian Revolver Exposure, the term Canadian LC Obligations shall not include or be deemed to include amounts described in clause (iii) above.

Canadian Lenders: Bank of America, N.A. (acting through its Canada branch) and each other Lender that is a Canadian Qualified Lender.

Canadian Letter of Credit: a standby or documentary letter of credit or a guaranty or bond issued pursuant to this Agreement for the account of Canadian Borrower.

Canadian Obligations: on any date, the portion of the Obligations outstanding that are owing by Canadian Borrower or any other Canadian Obligor.

Canadian Obligor: Canadian Borrower or a Guarantor organized under the laws of Canada or a province or territory thereof.

Canadian Payroll and Pension Reserve: on any date of determination for Canadian Obligors, a reserve established from time to time by Administrative Agent in its Credit Judgment in such amount as Administrative Agent may determine reflects the unpaid (when due) or un-remitted (when due) payroll tax deductions, unpaid (when due) pension plan contributions, unemployment insurance premiums and other unpaid (when due) or unremitted (when due) amounts by any Canadian Obligor which would give rise to a Lien with priority under Applicable Law over the Lien of Agents for the benefit of the Secured Parties.

Canadian Pension Plan: a plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Canadian employees or former employees.

Canadian Prime Rate: on any date, the per annum rate of interest so designated from time to time by Bank of America (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Qualified Lender: a Person that is (i) not a non-resident of Canada for the purpose of the Income Tax Act (Canada), or (ii) an “authorized foreign bank” as defined in Section 2 of the Bank Act (Canada) and in subsection 248(1) of the Income Tax Act (Canada), that is not subject to the restrictions and requirements referred to in subsection 524(2) of the Bank Act (Canada) and that will receive all amounts paid or credited to it under its Canadian Revolver Loans, Canadian LC Obligations and under the Loan Documents in respect of its “Canadian banking business” as defined in subsection 248(1) of the Income Tax Act (Canada) for the purposes of paragraph 212(13.3)(a) of the Income Tax Act (Canada) and if no Event of Default exists, is consented to by Borrower Agent (which consent shall not be unreasonably withheld).

Canadian Revolver Exposure: on any date, an amount equal to the sum of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

Canadian Revolver Loans: Revolver Loans made by Canadian Lenders to Canadian Borrower pursuant to Section 2.1.2, which Revolver Loans shall, if denominated in Canadian Dollars be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by Canadian Borrower.

Canadian Revolver Notes: the promissory notes to be executed by Canadian Borrower on or about the Closing Date in favor of each Canadian Lender that requests a promissory note to evidence the Canadian Revolver Loans funded from time to time by such Canadian Lender (other than Swingline Loans), which shall be in the form of Exhibit A-2 to this Agreement, together with any replacement or successor notes therefor.

Canadian Security Agreement: each general security agreement among Canadian Obligors and Canadian Agent.

Canadian Subsidiary: a Subsidiary formed under the laws of Canada or a province or territory thereof.

CapEx Amortization Amount: with respect to each increment of the NOL Value in Dollars of Eligible Equipment of U.S. Borrowers acquired after the Closing Date and the fair market value of Eligible Real Estate of U.S. Borrowers acquired after the Closing Date that has accumulated to $1,000,000, commencing on the date such increment of $1,000,000 is accumulated (each a “CapEx Amortization Commencement Date”), $13,889 multiplied by the number of full months that have elapsed since the CapEx Amortization Commencement Date.

CapEx Component: on any date of determination thereof the lesser of (a) the sum of (i) $5,000,000, minus (ii) the CapEx Amortization Amount, and (b) the sum of an amount equal to (i) 80% of the Equipment Purchase Price in Dollars on such date of new Eligible Equipment of U.S. Borrowers acquired after the Closing Date but prior to the second anniversary of the Closing Date, which amount shall be reduced by the Net Proceeds from any sale or other disposition of any such Eligible Equipment, plus (ii) an amount equal to 85% of the NOL Value in Dollars on such date of used Eligible Equipment of U.S. Borrowers acquired after the Closing Date but prior to the second anniversary of the Closing Date, which amount shall be reduced by the Net Proceeds from any sale or other disposition of any such Eligible Equipment.

Capital Expenditures: means, with respect to the Borrowers for any period, the additions to property, plant and equipment and other capital expenditures of the Borrowers that are (or would be) set forth in a consolidated statement of cash flows of the Borrowers for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received, or Borrowed Money (other than Borrowings under this Agreement) by any Borrower, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (C) the proceeds from any Permitted Asset Disposition of any Borrower’s assets (other than assets constituting Collateral consisting of Inventory, Accounts, Equipment and Eligible Real Estate and the proceeds thereof), to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) any Permitted Acquisition or Permitted Investment, or (iii) any expenditures which are contractually required to be, and are, reimbursed to Obligors in cash by a third party (including landlords) during such period of calculation.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP or international financial accounting standards acceptable to Agents.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to the Applicable Agent in accordance with this Agreement by a Borrower Group to Cash Collateralize any Obligations of such Borrower Group.

Cash Collateral Account: a demand deposit, money market or other account established by an Applicable Agent at Bank of America or such other financial institution as Administrative Agent may select in its reasonable discretion, which account shall be subject to the Applicable Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: with respect to LC Obligations and Banking Relationship Debt (including Debt arising under Hedging Agreements), the delivery of cash to an Applicable Agent, as security for the payment of such Obligations of a Borrower Group, in an amount equal to (a) with respect to LC Obligations of such Borrower Group, 103% of the aggregate LC Obligations of such Borrower Group, and (b) with respect to any Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Administrative Agent, as security for the payment of such Obligations, not to exceed 100% of Administrative Agent’s good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States, Canada or any state or district of the United States or any province or territory of Canada, that has a combined capital and surplus and undivided profits of not less than $500,000,000; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) or with any primary dealer; (d) commercial paper rated A-1 or the next highest (or better) by S&P or P-1 or the next highest (or better) by Moody’s, and maturing within twelve months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest or next highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive by any Governmental Authority.

Change of Control: the occurrence of any of the following:

(a) any combination of holders of the Equity Interests of Parent or their Affiliates on the Closing Date (the “Permitted Holders”) ceases to own and control, beneficially and of record, directly or indirectly, at least 51% of the Equity Interests in Parent; or

(b) Parent ceases to own and control, beneficially and of record, directly, all Equity Interests of Collins; or

(c) Collins ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of any other Obligor (other than Parent) (except to the extent otherwise permitted hereunder).

Chattel Paper: as defined in the UCC (or, with respect to any Chattel Paper of a Canadian Obligor, the PPSA).

Claims: all liabilities (other than Excluded Taxes), losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of any Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to, without duplication under Section 5.8.2 hereof, (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto; provided, however, that no party shall have any obligation under this Agreement to indemnify an Indemnitee with respect to any Claim to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Claim resulted from the gross negligence or willful misconduct of such Indemnitee (or its officers, directors, employees, agents or attorneys).

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: any Property that is U.S. Collateral or Canadian Collateral.

Collateral Availability: as of any date of determination, the sum of (a) the Dollar Equivalent of the amount set forth in clause (b) of the definition of Canadian Borrowing Base, plus (b) the amount set forth in clause (b) of the definition of U.S. Borrowing Base.

Collins: as defined in the preamble to this Agreement.

Commercial Tort Claim: as defined in the UCC.

Commitment: for any Lender, the aggregate amount of such Lender’s Borrower Group Commitments. “Commitments” means the aggregate amount of all Borrower Group Commitments.

Commitment Termination Date: with respect to all Borrowers and all Borrower Groups, the earliest to occur of (i) the Revolver Termination Date; (ii) the date on which Borrower Agent terminates all of the Borrower Group Commitments pursuant to Section 2.1.6; or (iii) the date on which the Borrower Group Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Agents, by which Borrowers (a) certify compliance with Sections 10.2.3 and, if so required by 10.3.1, 10.3 and (b) calculate the applicable Level for the Applicable Margin.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement (excluding standard minimum purchase requirements under supply agreements in the Ordinary Course of Business); and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyright Security Agreement: each Copyright Security Agreement (or equivalent document under Applicable Law to record Liens with respect to copyrights registered in Canada) to be executed by an Obligor in favor of the Applicable Agent.

Credit Judgment: Administrative Agent’s judgment exercised in good faith, based upon its consideration of any factor that it reasonably believes (i) would adversely affect the value of the Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of any Agent’s Liens, or the amount that any Agent and Lenders could receive in liquidation of any Collateral; (ii) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; or (iii) would reasonably be expected to result in an Event of Default. In exercising such judgment, any Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

Credit Party: an Agent, a Lender or an Issuing Bank; and “Credit Parties” means Agents, Lenders and Issuing Banks.

Creditor Representative: under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

Crossley Canada: Crossley Carpet Mills Limited, a Canadian corporation and a direct or indirect wholly-owned Subsidiary of Collins.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP or international financial accounting standards acceptable to Administrative Agent, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations of such Person; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations; provided, that the amount of any contingent liability under any indemnity obligation existing under any document or agreement evidencing such Debt shall, to the extent such contingent liability is unrelated to the underlying financial obligations of such Person in respect of such Debt, be excluded from the definition of “Debt” until such time as when such contingent liability matures or is or should be reported as “debt” for the purposes of GAAP. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor.

Default: an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate: on any date, a rate per annum that is equal to (i) in the case of each Revolver Loan outstanding on such date, 2% in excess of the rates otherwise applicable to such Revolver Loans on such date; (ii) in the case of U.S. LC Obligations outstanding and due and payable on such date, 2% in excess of the Applicable Margin for LIBOR Loans applicable on such date; (iii) in the case of Canadian LC Obligations outstanding and due and payable on such date, 2% in excess of the Applicable Margin for Canadian Prime Rate Loans in respect of Canadian LC Obligations denominated in Canadian Dollars applicable on such date and 2% in excess of the Applicable Margin for Canadian Base Rate Loans in respect of Canadian LC Obligations denominated in Dollars applicable on such date; and (iv) in the case of any of the other Obligations outstanding and due and payable on such date, 2% in excess of the U.S. Base Rate in effect on such date.

Deposit Account: as defined in the UCC.

Deposit Account Control Agreements: the deposit account control agreements or blocked account agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of the Applicable Agent, for the benefit of Secured Parties, as security for the Borrower Group Obligations of such Obligor.

Dilution: for any period with respect to any U.S. Borrower or Canadian Obligor, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts of such Borrower for such period other than by reason of dollar (or other currency) for dollar (or such other currency) cash payment and the denominator of which is the aggregate dollar (or other currency) amount of the sales of such U.S. Borrower or Canadian Obligor for such period.

Dilution Reserve: on any date of determination and for any Borrower Group, a reserve established and revised from time to time by Administrative Agent in its sole discretion in such amount as Administrative Agent may determine reflects the Dilution as of any date with respect to the Accounts of any U.S. Borrower or Canadian Obligor within such Borrower Group for the immediately preceding 12-month period, to the extent such Dilution exceeds 5%.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document: as defined in the UCC (or, with respect to any Document of any Canadian Obligor, a “document of title” as defined in the PPSA).

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars and the sign $: lawful money of the United States of America.

Dominion Account: a special account established by Borrowers of each Borrower Group at Bank of America or another bank acceptable to Administrative Agent, over which the Applicable Agent has exclusive control for withdrawal purposes.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains, non-cash expenses including, without limitation, non-cash restructuring charges, non-cash gain arising from extraordinary or non-recurring items, cash management fees not to exceed $500,000 per Fiscal Year, severance payments to be made by Collins to the departing chief executive officer of Collins on or after the Closing Date not to exceed $525,000 in the aggregate, cash charges not to exceed $5,000,000 arising from the dissolution of Tandus Europe Limited for the eighteen-month period after the Closing Date (in each case, to the extent included in determining net income).

Eligible Account: an Account owing to a U.S. Borrower or Canadian Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is subject to an Applicable Agent’s duly perfected, enforceable and first priority Lien, with respect to any Account owing to a U.S. Borrower, is payable in Dollars and, with respect to any Account owing to a Canadian Obligor, is payable in Canadian Dollars and is deemed by Administrative Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date (but in the case of K-12 Accounts, 120 days after the original invoice date (without regard to original due date and not to exceed 10% of all Eligible Accounts); (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% of the aggregate Eligible Accounts (or such higher percentage as Administrative Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not generally paying their debts as they become due; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada unless supported by a letter of credit assigned to the Applicable Agent and in form and substance reasonably satisfactory to Administrative Agent in all respects; (h) the Account Debtor is any department, agency or instrumentality of the United States of America or Canada unless the applicable U.S. Borrower or Canadian Obligor is not prohibited from assigning the Account and if Collateral Availability is less than $20,000,000 for 3 consecutive days and Administrative Agent requests as a result thereof, assigns its right to payment of such Account to the Applicable Agent, in a manner satisfactory to Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), the Financial Administration Act (Canada) or other Applicable Law, or the Account Debtor is a state, province, territory, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (i) it is not subject to a duly perfected, first priority Lien in favor of the Applicable Agent (other than a Permitted Lien that is expressly permitted to have priority under this Agreement), or is subject to any other Lien (other than Permitted Liens) or is subject to any revendication, repossession (or retention of title rights of unpaid suppliers to a U.S. Borrower or Canadian Obligor unless an Availability Reserve has been established by Administrative Agent with respect thereto); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes and exceeds $100,000 in the aggregate with respect to all such Accounts; (q) the Account Debtor is located in any jurisdiction which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable U.S. Borrower or Canadian Obligor has either qualified to transact business in such jurisdiction as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those jurisdictions for the then current year; or (r) it is payable to a U.S. Borrower in a currency other than Dollars or it is payable to a Canadian Obligor in a currency other than Dollars or Canadian Dollars. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Administrative Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; (c) during any Event of Default, any Person (other than a competitor of a Borrower) acceptable to Administrative Agent in its discretion; and (d) if such Person is to hold any Canadian Obligations, such Person is at all times a Canadian Qualified Lender.

Eligible Equipment: Equipment owned by a U.S. Borrower or Canadian Obligor that Administrative Agent, in its Credit Judgment, deems to be Eligible Equipment. Without limiting the foregoing, no Equipment shall be Eligible Equipment unless (a) with respect to Equipment of Canadian Obligors, it is located in the Province of Nova Scotia, Canada or, with respect to Equipment of U.S. Borrowers, it is located in the United States; (b) it was purchased by a U.S. Borrower or Canadian Obligor in the Ordinary Course of Business and is necessary or useful to the operations of such Obligor’s business; (c) it has been delivered to and accepted by a U.S. Borrower or Canadian Obligor and installed at premises owned or leased by such Obligor; (d) it is subject to the Applicable Agent’s Liens, which are perfected as to such Equipment, and is not subject to any other Lien whatsoever (other than a Permitted Lien that is not a Purchase Money Lien); (e) does not constitute a fixture under Applicable Law unless each landlord and mortgagee in respect of such premises have executed in favor of Applicable Agent a Lien Waiver; (f) it does not constitute an accession to other Equipment that is subject to any Lien (whether or not a Permitted Lien) in favor of any Person other than Applicable Agent unless the holder of any such Lien agrees to disclaim any interest in the Eligible Equipment; (g) it does not constitute computer hardware or software (other than computer hardware or software that is part of manufacturing equipment); and (h) with respect to Equipment proposed to be included in the CapEx Component, the Supplemental Fixed Asset Conditions with respect thereto have been satisfied.

Eligible Inventory: Inventory owned by a U.S. Borrower or Canadian Obligor that Administrative Agent, in its Credit Judgment, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process (other than greige goods and other than up to $1,000,000 of yarn work-in-process on manufacturing machines), packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority and under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to the Applicable Agent’s duly perfected, first priority Lien (other than a Permitted Lien that is expressly permitted to have priority under this Agreement), and no other Lien (other than a Permitted Lien that is at all time subordinate to the Lien of the Applicable Agent therein) or is not subject to any retention of title right of any unpaid suppliers to a U.S. Borrower or Canadian Obligor unless an Availability Reserve with respect thereto has been established by Administrative Agent; (h) is in such U.S. Borrower’s or Canadian Obligor’s possession and control at a location in compliance with this Agreement within the continental United States or Canada, is not in transit except (i) in transit between locations of U.S. Borrowers in the case of Inventory of U.S. Borrowers or Canadian Obligors in the case of Inventory of Canadian Obligors or (ii) in transit from a location of a Canadian Obligor in Canada to a location of a U.S. Borrower within the continental United States (but all such Inventory under this clause (ii) shall not exceed $1,000,000 at any time), and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such U.S. Borrower’s or Canadian Obligor’s or the Applicable Agent’s right to dispose of such Inventory, unless the Applicable Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.

Eligible Real Estate: each parcel of (a) Specified Real Estate or (b) with respect to the CapEx Component, other Real Estate acceptable to Administrative Agent and Required Borrower Group Lenders in their Credit Judgment, in each case under clause (a) or (b), located in the United States which Administrative Agent, in its discretion, determines to be Eligible Real Estate. Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, Eligible Real Estate shall not, unless Administrative Agent and the Required Borrower Group Lenders in their sole discretion elect, include any Real Estate unless (i) the Borrowers have delivered the Related Real Estate Documents, and Administrative Agent is satisfied with the form and substance of each of the items required to be delivered thereunder and hereunder with respect to such Real Estate and (ii) with respect to Real Estate proposed to be included in the CapEx Component, the Supplemental Fixed Asset Conditions with respect thereto have been satisfied.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person initiating, alleging or asserting noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, including with respect to any Environmental Release, environmental pollution or hazardous materials, including any written complaint, summons, citation, order, claim or demand for corrective remediation of any Environmental Release.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equipment: as defined in the UCC or PPSA, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

Equipment Purchase Price: the net invoice price, exclusive of any applicable sales tax, shipping, delivery, inspection, installation, transportation, freight and any other so-called “soft” costs, of new Eligible Equipment purchased by a Borrower after the Closing Date.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.1.

Exchange Rate: on any date, (i) with respect to Canadian Dollars in relation to Dollars, the spot rate as quoted by Bank of America at its noon spot rate at which Dollars are offered on such date for Canadian Dollars, and (ii) with respect to Dollars in relation to Canadian Dollars, the spot rate as quoted by Bank of America at its noon spot rate at which Canadian Dollars are offered on such date for such Dollars.

Excluded Tax: with respect to any Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), branch profits taxes, capital and franchise taxes imposed on it (in lieu of net income taxes), by the United States of America or Canada or any other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or is resident or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; and (b) in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.8, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrowers with respect to such withholding tax.

Existing Subordinated Debt: the Senior Subordinated Notes.

Extraordinary Expenses: all costs, expenses or advances that any Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any

Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of any Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of any Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Extraordinary Expenses shall not include the allocation of any overhead expenses of any Secured Party consisting of rent, utilities and employees (except for any charges provided in Section 10.1.1). Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Fee Letter: the fee letter agreement between Agents and Borrowers dated on or about the Closing Date.

Fiscal Month: determined on a 4-4-5 basis.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Obligors and Subsidiaries for accounting and tax purposes, ending on the last Saturday of January of each year.

Fixed Asset Amount: the sum of (i) the Canadian Fixed Asset Amount minus the Canadian Fixed Asset Amortization Amount as of such date and (ii) the U.S. Closing Date Fixed Asset Amount minus the U.S. Closing Date Fixed Asset Amortization Amounts as of such date.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), cash taxes paid and dividends and Distributions (excluding the Special Dividend and excluding dividends from a Subsidiary to an Obligor) and excluding up to $2,250,000 of Distributions made to the departing chief executive officer of Collins to repurchase his stock held in Collins, to (b) Fixed Charges.

Fixed Charges: the sum of (a) cash interest expense (other than payment-in-kind), and (b) current maturities of long-term Debt (including, without limitation, scheduled principal payments on the Senior Subordinated Notes); provided, however, that if Collateral Availability is less than $10,000,000 at any time, then “Fixed Charges” also shall include the aggregate Canadian Fixed Asset Amortization Amount, plus the U.S. Closing Date Fixed Asset Amortization Amount, plus the CapEx Amortization Amount.

Floating Rate Loan: a U.S. Base Rate Loan, a Canadian Prime Rate Loan or a Canadian Base Rate Loan.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: with respect to any Borrower Group, a Lender to such Borrower Group that is (i) resident in a jurisdiction other than Canada or a province or territory thereof, in the case of the Borrower Group consisting of Canadian Obligors; or (ii) organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia, in the case of the Borrower Group consisting of U.S. Obligors.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to any Borrower.

Full Payment: with respect to any of the Obligations, the full and final payment in full, in cash and in Dollars, of such Obligations (other than contingent indemnification obligations for which no claim has been made or asserted), including all interests, fees and other charges payable in connection therewith under any of the Loan Documents, whether such interests, fees or other charges accrue or are incurred prior to or during the pendency of an Insolvency Proceeding and whether or not any of the same are allowed or recoverable in any bankruptcy case pursuant to Section 506 of the Bankruptcy Code or otherwise; with respect to any LC Obligations represented by undrawn Letters of Credit and Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Administrative Agent, as security for the payment of such Obligations, not to exceed 103% of the aggregate undrawn amount of such Letters of Credit and 100% of Administrative Agent’s good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products. None of the Loans shall be deemed to have paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect from time to time in the United States of America or another jurisdiction applicable to the Parent and its Subsidiaries, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants (or similar opinions and pronouncements in an applicable jurisdiction) and the statements and pronouncements of the Financial Accounting Standards Board (or similar statements, opinions, and pronouncements in an applicable jurisdiction), or in such other statements as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Parent and its Subsidiaries as of the date of determination.

General Intangibles: as defined in the UCC (or, with respect to any General Intangible of a Canadian Obligor, an “intangible” as defined in the PPSA).

Goods: as defined in the UCC (or, with respect to any Goods of a Canadian Obligor, the PPSA).

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign government.

Guarantor Payment: as defined in Section 5.12.3.

Guarantors: Parent, Monterey Carpets, Monterey Color, 1750555 NSL, 1811367, Crossley Canada and each other Person who guarantees payment or performance of any Obligations, including, as of the Closing Date (a) in the case of the U.S. Obligations, Parent, Monterey Carpets and Monterey Color as guarantors of such Obligations and (b) in the case of the Canadian Obligations, U.S. Borrowers, Parent, Monterey Carpets, Monterey Color, 1750555 NSL and 1811367 as the guarantors of such Obligations.

Guaranty: each guaranty agreement now or hereafter executed by a Guarantor in favor of the Applicable Agent with respect to any of the Obligations of a Borrower Group.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right, future or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk or other similar agreements.

Indemnified Taxes: Taxes other than Excluded Taxes and, for the avoidance of doubt, Indemnified Taxes shall include all Taxes imposed pursuant to Part XIII of the Income Tax Act (Canada) or any successor provisions thereto.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indenture: that certain Indenture dated as of February 15, 2002, among Collins, certain Subsidiaries of Collins (in each case, that is also a U.S. Obligor) and The Bank of New York, as Trustee.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign bankruptcy, insolvency, receivership or similar law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership or other similar law (whether state, federal or, foreign), including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada); (b) the appointment of a Creditor Representative, receiver, interim receiver, trustee, liquidator, administrator, conservator, monitor, or other custodian for such Person or any substantial part of its Property; (c) a general assignment for the benefit of creditors, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument: as defined in the UCC (or, with respect to any Instrument of a Canadian Obligor, the PPSA).

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to the Applicable Agent, for the benefit of Secured Parties, such Obligor’s rights under key-man life, business interruption or other insurance policies as the Applicable Agent deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar intangible Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets and other confidential or proprietary information (including customer lists and know-how), software and databases; all embodiments or fixations thereof and all related applications and registrations and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, offer for sale, sale or distribution of any Collateral consisting of Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property rights.

Interest Period: as defined in Section 3.1.4.

Interest Period Loan: a LIBOR Loan or a Canadian BA Rate Loan.

Inventory: as defined in the UCC or PPSA, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

Investment Property: as defined in the UCC (or, with respect to any Investment Property of a Canadian Obligor, a “security” as defined in the PPSA).

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America and their respective successors and assigns.

Issuing Bank Indemnitees: each Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

K-12 Accounts: Accounts owing from time to time to a Borrower by the public school systems.

LC Application: an application by one or more Borrowers to the Applicable Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to the Applicable Issuing Bank.

LC Borrower: as defined in Section 2.2.1.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit for any Borrower within a Borrower Group: (a) each of the conditions set forth in Section 6 has been satisfied as determined by Administrative Agent; (b) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted by a Borrower within such Borrower Group, the LC Obligations would not exceed an amount equal to the Dollar Equivalent of the Letter of Credit Subline, the Total Revolver Exposure would not exceed the Maximum Facility Amount, the U.S. Revolver Exposure would not exceed the U.S. Borrowing Base, and the Canadian Revolver Exposure would not exceed the Canadian Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least twenty (20) Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to the Applicable Agent and the Applicable Issuing Bank in their reasonable discretion; provided, however, that each Standby Letter of Credit may, upon the request of a Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is twenty (20) Business Days prior to the Revolver Termination Date unless Cash Collateralized or otherwise credit supported to the satisfaction of the Applicable Agent and the Applicable Issuing Bank) unless the Applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers within a Borrower Group or any other Person to the Applicable Issuing Bank or the Applicable Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: on any date, the sum of the U.S. LC Obligations and the Canadian LC Obligations.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to the Applicable Issuing Bank, in form reasonably satisfactory to the Administrative Agent and the Applicable Issuing Bank.

LC Reserve: a reserve with respect to U.S. Borrowers in the amount of the U.S. LC Obligations (excluding any portion thereof that U.S. Borrowers shall Cash Collateralize); and a reserve with respect to Canadian Borrower in the amount of the Canadian LC Obligations (excluding any portion thereof that Canadian Borrower shall Cash Collateralize).

LC Support: with respect to a Letter of Credit, a guaranty or other support agreement from the Applicable Agent in favor of the Applicable Issuing Bank, in each case, in connection with this Agreement pursuant to which the Applicable Agent shall guarantee or otherwise assure the payment or performance by the parties (other than the Applicable Agent, if a party) to an LC Application for such Letter of Credit of such parties’ obligations with respect to such Letter of Credit, including the obligation of such parties to reimburse such Issuing Bank for any payment made under such Letter of Credit.

Lender Counterparty: Bank of America, Administrative Agent or a Lender, or any branch or affiliate of Bank of America, Administrative Agent or a Lender, party to an agreement evidencing an obligation under a Hedging Agreement included within the Obligations.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: shall have the meaning given to it in the preamble to this Agreement and shall include U.S. Lenders, Canadian Lenders, and Applicable Swingline Lenders, and their respective successors and permitted assigns, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Agent.

Letter of Credit: a U.S. Letter of Credit or a Canadian Letter of Credit or other form of credit support issued by the Applicable Agent or the Applicable Issuing Bank for the benefit of a Borrower in connection with this Agreement.

Letter of Credit Right: as defined in the UCC.

Letter of Credit Subline: $20,000,000 in the aggregate with respect to all Borrowers, or with respect to Canadian Borrower the Canadian Dollar Equivalent of $5,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%), determined by Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution, disposition or use of any Collateral.

Licensor: any Person from whom an Obligor obtains the right to use any Collateral consisting of Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, security transfers, security assignments, pledges, hypothecations, secured claims, statutory trusts, deemed trusts, reservations of title, exceptions, encroachments, easements, servitudes, rights-of-way, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to the Applicable Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Applicable Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agents, and agrees to deliver the Collateral to the Applicable Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Applicable Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Applicable Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, if requested by Administrative Agent, the Licensor grants to the Applicable Agent the right, vis-à-vis such Licensor, to enforce the Applicable Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or would be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of any Obligor, on the value of a material portion of Collateral, on the enforceability of any Loan Documents, or on the validity or priority of any Applicable Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) has a material adverse effect on the ability of any Agent or any Lender to enforce or collect the Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents); (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt, or Debt in an aggregate amount of $1,000,000 or more.

Maximum Facility Amount: $80,000,000.

Monterey Carpets: Monterey Carpets, Inc., a Delaware corporation and a wholly-owned Subsidiary of Collins.

Monterey Color: Monterey Color Systems, Inc., a California corporation and a wholly-owned Subsidiary of Monterey Carpets.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: the mortgages, hypothecations, deeds of trust and/or deeds to secure debt to be executed by a Borrower on or before the Closing Date or thereafter in favor of the Applicable Agent and pursuant to which such Borrower shall grant and convey to such Agent, for the benefit of the Secured Parties, Liens upon the Specified Real Estate of such Borrower as security for the payment of the applicable Borrower Group Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal, accountants, appraisals, brokerage, and title fees and expenses and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to an Agent’s Liens on Collateral sold; (c) transfer, recording, sales or similar taxes; and (d) reserves for escrows and indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of a Borrower’s Inventory performed by an appraiser and on terms satisfactory to Administrative Agent.

NOL Value: with reference to the net orderly liquidation value on any date of Equipment of a Borrower, the orderly liquidation value of such Equipment, net of all costs and expenses reasonably expected to be incurred in the conduct of any liquidation of such Equipment, as determined pursuant to an appraisal performed by Administrative Agent or, at its election, by an appraiser reasonably satisfactory to Administrative Agent; and if Administrative Agent has performed or caused to be performed more than one such appraisal of Equipment of such Borrower, then the orderly liquidation value on any date for such Borrower’s Equipment shall be the value determined from the most recent appraisal of such Borrower’s Equipment that is conducted pursuant to this Agreement.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to the Applicable Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, in form satisfactory to the Applicable Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: a U.S. Obligor or Canadian Obligor or any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of an Applicable Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

Ordinary Course of Business: with respect to any transaction involving any Person, the ordinary course of such Person’s business and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Related Real Estate Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.7.

Overadvance Loan: a U.S. Base Rate Revolver Loan or a Canadian Prime Rate Loan or a Canadian Base Rate Loan, as applicable, made when an Overadvance exists or is caused by the funding thereof.

Parent: Tandus Group Inc., a Virginia corporation.

Participant: as defined in Section 13.2.

Patent Security Agreement: each Patent Security Agreement (or equivalent document under Applicable Law to record or register Liens with respect to patents registered in Canada) to be executed by an Obligor in favor of the Applicable Agent.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: the acquisition by a Borrower of all or a portion of the capital stock or assets of a Person organized under the laws of the United States of America or any state thereof or Canada so long as each of the following conditions is satisfied:

(a) such acquired Person is engaged primarily in one or more businesses in which Borrowers are engaged or incidental thereto;

(b) with respect to any Person that is or becomes a Subsidiary organized in the United States or Canada, such Person (i) if requested by Administrative Agent, executes and delivers to the Applicable Agent, for the benefit of Applicable Lenders, a joinder agreement to this Agreement to add such Subsidiary as an additional “Obligor” hereunder, and/or a new pledge agreement or such amendments to the relevant Security Documents as Administrative Agent shall reasonably deem necessary or advisable to grant to Applicable Agent, for the benefit of Secured Parties, a Lien on the capital stock of such Subsidiary, (ii) delivers to Applicable Agent the certificates representing such capital stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of Borrowers or such Subsidiary, as the case may be, and (iii) takes all actions reasonably deemed necessary or advisable by Administrative Agent to cause the Lien created by this Agreement to be duly perfected against such Person, including the filing of financing statements in such jurisdictions as may be requested by the Applicable Agent;

(c) the applicable Borrower has made available to Administrative Agent, not later than ten (10) Business Days (or such later date to which Administrative Agent may agree prior to the proposed dated of such acquisition, copies of lien search results and copies of the acquisition documents (including a copy of the purchase and sale agreement with all schedules and exhibits thereto) and other due diligence information as requested by Administrative Agent;

(d) Obligors shall have executed and delivered such amendments or supplements to this Agreement or the other Security Documents or such other documents as Administrative Agent may deem reasonably necessary or advisable to grant Applicable Agent a first priority Lien on all of the acquired assets;

(e) no Default or Event of Default shall exist or result therefrom; and

(f) Collateral Availability is not less than $20,000,000 at the time of and after giving effect to such acquisition and Average Collateral Availability based upon the immediately preceding 10 day period and after giving effect to such acquisition is not less than $20,000,000.

In connection with any acquisition, whether by purchase of stock, merger, or purchase of assets and whether in a single transaction or series of related transactions, by a Borrower, Administrative Agent shall have the right to determine in its Credit Judgment which Inventory or Accounts so acquired shall be included in the Borrowing Base (subject to the provisions of the definitions “Borrowing Base,” “Eligible Inventory” and “Eligible Accounts” and any other provisions of this Agreement and the other Loan Documents applicable to the computation and reporting of the Borrowing Base). In connection with such determination, Administrative Agent may obtain, at Borrowers’ expense, such appraisals, commercial finance exams and other assessments of such Accounts and Inventory as it may reasonably deem desirable and all such appraisals, exams and other assessments shall be paid for by Borrowers.

Permitted Asset Disposition: an Asset Disposition that consists of (i) the sale of Inventory in the Ordinary Course of Business; and (ii) for so long as no Default or Event of Default exists, dispositions of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $750,000 or less; (iii) for so long as no Default or Event of Default exists, dispositions of Property (other than Equipment) that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $250,000 or less; (iv) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (v) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (vi) the licensing of Intellectual Property in the Ordinary Course of Business; (vii) sales, transfers, licenses, leases or other dispositions of assets made by a Borrower in a Borrower Group to another Borrower in such Borrower Group; (viii) for so long as no Default or Event of Default exists, mergers to the extent permitted by Section 10.2.9 hereof; and (ix) the abandonment, failure to maintain or renew or cancellation of Intellectual Property of a Borrower or any Subsidiary in the Ordinary Course of Business that is not material to such Borrower’s or Subsidiary’s business; or (ix) approved in writing by the Applicable Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) consisting of reimbursement obligations from time to time owing by any Borrower to Issuing Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of a Borrower); or (h) in an aggregate amount of $1,000,000 or less at any time.

Permitted Holders: as defined in the definition of “Change of Control.”

Permitted Investment: each of the following:

(i) investments in, or loans or investments to, joint ventures with other Persons organized under the laws of the United States of America or any state thereof so long as (a) no Event of Default exists or would result therefrom, (b) Collateral Availability is at least $20,000,000, (c) such Person is engaged primarily in or more businesses in which Borrowers are engaged or reasonably related or incidental thereto; and (d) such investments or loans do not exceed $5,000,000 in the aggregate at any time;

(ii) investments in, or loans or investments to Foreign Subsidiaries so long as (a) no Event of Default exists or would result therefrom, (b) Collateral Availability is at least $20,000,000, and (c) the stock of such Foreign Subsidiary has been pledged to the Applicable Agent to the extent required in Section 7.7 hereof;

(iii) investments in, or loans or investments to Subsidiaries (other than Foreign Subsidiaries) so long as (a) no Event of Default exists or would result therefrom, (b) Collateral Availability is at least $20,000,000, and (c) such Subsidiary is an Obligor hereunder.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder provided, however, if validity, perfection and effect of perfection and non-perfection of Canadian Agent’s security interest in any Canadian Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Pro Rata: when used with reference to a Lender’s share on any date of the total Borrower Group Commitments to a Borrower Group, its interest in the Collateral of the members of such Borrower Group, its participating interest in LC Obligations of and Swingline Loans to the members of such Borrower Group, its share of payments made by the members of such Borrower Group with respect to Borrower Group Obligations, its share of Collateral proceeds of such Borrower Group, and its obligation to pay or reimburse any Agent for Extraordinary Expenses owed by such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date (whether or not any of such Borrower Group Commitments have been terminated on or before such date).

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute or is under review by taxing authorities regarding the amount or the Obligor’s liability to pay or the amount has not yet been determined; (b) the obligation (if the amount is not undetermined) is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP if any; (d) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of the Applicable Agent; and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.8.

Purchase Money Debt: (i) Debt (other than the Obligations but including Capital Leases) for payment of any of the purchase price of or construction or improvement of any fixed or capital assets; (ii) any Debt (other than the Obligations) incurred or assumed at the time of or within 90 days prior to or after the acquisition or completion of construction of any fixed capital or assets for the purpose of financing all or any part of the purchase price or construction or improvement thereof; and (ii) any renewals, extensions or refinancings (but not increases in the principal amounts thereof) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Purchase Money Debt and constituting a Capital Lease or a purchase money security interest under the UCC, the PPSA or the Civil Code of Quebec, or constituting a vendor’s hypothec under the Civil Code of Quebec.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Real Estate FMV: the fair market value of Real Estate, as determined from the most recent appraisal of Borrowers’ Real Estate performed by an appraiser and on terms, in each case, acceptable to Administrative Agent.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus the amount of fees and expenses payable in connection with such refinancing and any premiums, penalties, accrued interest and accreted amounts payable with respect to such Refinancing

Debt; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults taken as a whole applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Obligor is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.2.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to the Applicable Agent, in its reasonable discretion, and received by the Applicable Agent for review at least 5 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or marked binder therefor) or a mortgagee title pro forma covering the Applicable Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to the Applicable Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Applicable Agent may require, in its reasonable discretion, with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification (to the extent available in Canada), and certified by a licensed surveyor reasonably acceptable to the Applicable Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to the Applicable Agent, if the Real Estate is within a flood plain and such flood insurance is required by Applicable Law and available in the applicable jurisdiction; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to the Applicable Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental site assessment, prepared by environmental consultants reasonably acceptable to the Applicable Agent, and accompanied by such reports, certificates, studies or data as the Applicable Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) such other documents, instruments or agreements as the Applicable Agent may reasonably require with respect to any material environmental risks that could adversely affect the value of the Real Estate based on current uses of the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts then due and owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Required Borrower Group Lenders: at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if any such Lender shall be in breach of any of its obligations hereunder to Borrowers within such Borrower Group or any Agent, including any breach resulting from its failure to honor its Borrower Group Commitment to such Borrower Group in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Borrower Group Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement to such Borrower Group) having Borrower Group Commitments to such Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group (excluding the Borrower Group Commitments of each Lender that is in breach of its obligations under this Agreement) at such time; provided further, however, that if all of the Borrower Group Commitments to such Borrower Group have been terminated, the term “Required Borrower Group Lenders” shall mean Lenders to such Borrower Group (excluding each Lender that is in breach of its obligations under this Agreement) holding Revolver Loans (including Swingline Loans) representing more than 50% of the aggregate principal amount of Revolver Loans (including Swingline Loans) outstanding at such time.

Required Lenders: at any date of determination thereof, Lenders having Borrower Group Commitments representing more than 50% of the aggregate Borrower Group Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or any Agent, including any breach resulting from its failure to honor its Borrower Group Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) having Borrower Group Commitments representing more than 50% of the aggregate Borrower Group Commitments (excluding the Borrower Group Commitments of each Lender that is in breach of its obligations under this Agreement) at such time; provided further, however, that if all of the Borrower Group Commitments have been terminated, the term “Required Lenders” shall mean Lenders (excluding each Lender that is in breach of its obligations under this Agreement) holding Revolver Loans (including Swingline Loans) representing more than 50% of the aggregate principal amount of Revolver Loans (including Swingline Loans) outstanding at such time.

Required Perfection Documents: with respect to any Lien granted in favor of any Agent, all documents necessary to be filed, published or registered with any Governmental Authority to perfect or render enforceable, or to maintain the uninterrupted perfection and enforceability of, such Lien, including all UCC-1 financing statements, all required filings, publications or registrations under the PPSA or the Civil Code of Quebec and any other appropriate documentation, filings, publications or registrations under any other Applicable Law of the United States and Canada.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors or other governmental or regulatory body for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) investments in Cash Equivalents (and if a Springing Dominion Event has occurred, that are subject to an Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to such Agent); and (c) loans and advances permitted under Section 10.2.7; (d) acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries so long as the acquisition costs thereof are Capital Expenditures permitted hereunder, (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business, and (iii) current assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (e) Investments existing on the date hereof and described on Schedule 10.2.5 hereto; (f) Investments consisting of intercompany Debt permitted under Section 10.2.1(i)), (g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business; (h) Permitted Acquisitions; (i) Permitted Investments; (j) other Investments not totaling more than $1,000,000 in the aggregate and (k) Permitted Contingent Obligations.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor (i) to incur or repay Borrowed Money, (ii) to grant Liens on any assets of an Obligor, (iii) to declare or make Distributions, (iv) to modify, extend or renew any agreement evidencing Borrowed Money, or (v) to repay any intercompany Debt.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: the U.S. Revolver Notes and the Canadian Revolver Notes.

Revolver Termination Date: January 18, 2012.

Royalties: all royalties, fees and other amounts (other than pursuant to any indemnification obligation or other contingent liability) payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: (i) with respect to Liens granted by U.S. Borrowers or any Guarantor to Administrative Agent, each of the Credit Parties and Lender Counterparties making extensions of credit (including the issuance of Letters of Credit or LC Supports) to or for the account of U.S. Borrowers or providing Bank Products to U.S. Borrowers and each of the Credit Parties and Lender Counterparties making extensions of credit (including the issuance of Letters of Credit or LC Supports) to or for the account of Canadian Borrower or providing Bank Products to Canadian Borrower; and (ii) with respect to the Liens granted by Canadian Borrower or any Guarantor to Canadian Agent, all Credit Parties and Lender Counterparties making extensions of credit (including the issuance of Letters of Credit or LC Supports provided hereunder) to or for the account of or guaranteed by Canadian Borrower or providing Bank Products to Canadian Borrower.

Security Documents: this Agreement, the Business Interruption Insurance Assignments, the Canadian Security Agreement, the Copyright Security Agreements, Guaranties, Mortgages, Patent Security Agreements, Trademark Security Agreements, Insurance Assignments, Deposit Account Control Agreements, and all other instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer or a senior vice president or corporate controller of a Borrower or, if the context requires, an Obligor.

Senior Subordinated Notes: the 9 3/4% Senior Subordinated Notes due 2010 issued pursuant to the Indenture.

Settlement Report: a report delivered by the Applicable Agent to the Applicable Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding to a Borrower Group as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Borrower Group Commitments.

Solvent: (i) as to any Person (other than a Canadian Obligor), such Person (a) is able to pay all of its debts as they mature in the normal course of business; (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (c) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (d) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; and (ii) with respect to each Canadian Obligor, is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). The amount of contingent liabilities at any time shall be computed as the amount that in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Special Dividend: the dividend or series of dividends to be made on or within six months of the Closing Date by Parent to the holders of its Equity Interests in the aggregate amount of $17,000,000.

Specified Management Fees: accrued management fees owing by Borrowers to Oaktree Capital Management and Banc of America Capital on or before the Closing Date, not to exceed $3,000,000 in the aggregate.

Specified Real Estate: the Real Estate located at (a) 311 Smith Industrial Drive, Dalton, Georgia, (b) 1210 Royal Drive, Dalton, Georgia, (c) 1000 Vista Drive, Dalton, Georgia, (d) 1735 Cleveland Highway, Dalton, Georgia, (e) 246 Old Dalton Road, Calhoun, Georgia, and (f) 435 Willow Street, Truro, Nova Scotia.

Springing Dominion Event: (i) for any Borrower, the occurrence of an Event of Default with respect to such Borrower and (ii) for all Borrowers, if Collateral Availability is less than $20,000,000 for 3 consecutive Business Days or is less than $17,500,000 at any time. For purposes of clause (ii) of this definition, Collateral Availability on any date shall be determined after giving effect to any pending request for a Revolver Loan or Letter of Credit under this Agreement.

Springing Dominion Notice: a written notice from the Applicable Agent to a bank at which a Dominion Account is maintained that a Springing Dominion Event has occurred.

Subordinated Debt: Debt incurred by a Borrower within a Borrower Group that is expressly subordinate and junior in right of payment to Full Payment of all Borrower Group Obligations of such Borrower Group, and that is on terms reasonably acceptable to Administrative Agent, including the Senior Subordinated Notes.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Supplemental Fixed Asset Conditions: (a) no Event of Default exists at the time or would result therefrom, and (b) Agents have received and found acceptable in all respects appraisals of the additional Eligible Equipment and Eligible Real Estate to be included in the CapEx Component.

Supporting Obligation: as defined in the UCC.

Swingline Loan: any Borrowing of U.S. Base Rate Revolver Loans or Canadian Revolver Loans, as applicable, funded with an Applicable Swingline Lender’s funds, until such Borrowing is settled among the Applicable Lenders pursuant to Section 4.1.3.

Taxes: any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.

Trademark Security Agreement: each Trademark Security Agreement (or equivalent document under Applicable Law to record Liens with respect to trademarks registered in Canada) to be executed by an Obligor in favor of the Applicable Agent.

Total Revolver Exposure: on any date, the sum of the U.S. Revolver Exposure and the Dollar Equivalent of the Canadian Revolver Exposure.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., U.S. Base Rate Loan, LIBOR Loan, Canadian Revolver Loan or Canadian BA Rate Loan) that has the same interest option and, in the case of LIBOR Loans or Canadian BA Rate Loans, the same Interest Period and which shall be either an Interest Period Loan or a Floating Rate Loan.

UCC: the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Undrawn Amount: on any date with respect to a particular Letter of Credit, the Dollar Equivalent of the amount then available to be drawn under such Letter of Credit.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Accounts Formula Amount: as of any calculation date, up to 85% of the Value of Eligible Accounts of U.S. Borrowers as of such date.

U.S. Availability: on any date, the amount that U.S. Borrowers are entitled to borrow pursuant to Section 2.1 as U.S. Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of U.S. Revolver Loans then outstanding (including any outstanding Swingline Loans to U.S. Borrowers) is subtracted from the U.S. Borrowing Base on such date (and if such amount outstanding on any date is equal to or greater than the U.S. Borrowing Base, then U.S. Availability on such date shall be zero or a negative number, as applicable).

U.S. Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

U.S. Base Rate Loan: any Loan that bears interest based on the U.S. Base Rate.

U.S. Base Rate Revolver Loan: a Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers: as defined in the preamble of this Agreement.

U.S. Borrowing Base: on any date of determination thereof, an amount in Dollars equal to the lesser of the following:

(a) the U.S. Facility Amount, minus the LC Reserve with respect to the U.S. Borrowers minus any Canadian Obligations; or

(b) the sum of:

(i)	the U.S. Accounts Formula Amount, plus

(ii)	U.S. Inventory Formula Amount, plus

(iii)	U.S. Fixed Asset Formula Amount, plus

(iv)	the CapEx Component, minus

(v)	the Availability Reserves applicable to U.S. Borrowers.

If any amount in this definition is stated in a currency other than Dollars on any date, then such amount on such date shall be equal to the Dollar Equivalent of such amount in such other currency.

U.S. Closing Date Fixed Asset Amortization Amount: on a monthly basis, (i) $216,667 on the first day of each month during the first Loan Year, (ii) $288,889 on the first day of each month during the second Loan Year, (iii) $415,278 on the first day of each month during the third Loan Year, (iv) $415,278 on the first day of each month during the fourth Loan Year and (v) $415,278 on the first day of each month during the fifth Loan Year.

U.S. Closing Date Fixed Asset Amount: $26,000,000.

U.S. Collateral: all of each U.S. Obligor’s right, title and interest in Property of such U.S. Obligor as more fully described in the applicable Security Documents that now or hereafter secure the payment or performance of any of the U.S. Obligations and Canadian Obligations.

U.S. Facility Amount: an amount equal to $80,000,000, as the same may be adjusted from time to time pursuant to the provisions of Section 2.1.6.

U.S. Fixed Asset Formula Amount: as of any date of determination, the U.S. Closing Date Fixed Asset Formula Amount as of such date of calculation minus the U.S. Closing Date Fixed Asset Amortization Amount as of any date of determination.

U.S. GAAP: generally accepted accounting principles in effect from time to time in the United States of America, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of the Parent and its Subsidiaries as of the date of determination.

U.S. Inventory Formula Amount: as of any calculation date, the lesser of (a) $27,000,000, and (b) 85% of the NOLV Percentage of the Value of Eligible Inventory of U.S. Borrowers as of such date.

U.S. LC Obligations: on any date, an amount equal to the sum of (without duplication) (i) all amounts then due and payable by U.S. Borrowers on such date by reason of any payment that is made by the Applicable Issuing Bank under a Letter of Credit issued pursuant to this Agreement or by Administrative Agent under an LC Support issued pursuant to this Agreement and that has not been repaid to such Issuing Bank or such Agent, plus (ii) the aggregate Undrawn Amount of all Letters of Credit which are issued pursuant to this Agreement for the account of a U.S. Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by the Applicable Issuing Bank plus (iii) all fees which are then due or to become due by U.S. Borrowers with respect to outstanding Letters of Credit issued pursuant to this Agreement; provided, however, when used in the definition of U.S. Revolver Exposure, the term U.S. LC Obligations shall not be deemed to include amounts described in clause (iii) above.

U.S. Lenders: Bank of America, N.A. and each other Lender (other than Canadian Lenders) permitted hereunder.

U.S. Letter of Credit: a standby or documentary letter of credit or a guaranty or bond issued pursuant to this Agreement for the account of a U.S. Borrower.

U.S. LIBOR Loan: a U.S. Revolver Loan, or portion thereof, during any period in which it bears interest at a rate calculated by reference to LIBOR.

U.S. Obligations: on any date, the portion of the Obligations outstanding that are owing by U.S. Borrowers or any other U.S. Obligor.

U.S. Obligor: U.S. Borrower or a Guarantor organized under the laws of a jurisdiction within the United States of America.

U.S. Revolver Exposure: on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

U.S. Revolver Loans: Revolver Loans made by U.S. Lenders to U.S. Borrowers pursuant to Section 2.1.1, which Revolver Loans shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by U.S. Borrower.

U.S. Revolver Notes: the promissory notes to be executed by U.S. Borrowers on or about the Closing Date in favor of each U.S. Lender that requests a promissory note to evidence the U.S. Revolver Loans funded from time to time by such U.S. Lender (other than Swingline Loans), which shall be in the form of Exhibit A-1 to this Agreement, together with any replacement or successor notes therefor.

U.S. Subsidiary: a Subsidiary that is not a Foreign Subsidiary.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, goods and services, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with U.S. GAAP (or international financial accounting standards acceptable to Administrative Agent) applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by U.S. GAAP (or international financial accounting standards reasonably acceptable to Administrative Agent) or otherwise permitted hereunder, provided, however that for purposes of determining Borrowers’ compliance with the financial covenants contained in Section 10.3 and other financial terms and definitions, all accounting terms shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 9.1.8.

1.3. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; or (f) discretion of Administrative Agent, Applicable Issuing Bank or any Lender mean the sole and absolute discretion of such Person unless otherwise qualified. Unless otherwise provided herein, all calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Administrative Agent (acting with the consent or at the direction of Lenders, Required Borrower Group Lenders, or Required Lenders, as applicable) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer. Each reference in the Loan Documents to a time shall be to such time in Atlanta, Georgia unless otherwise specified.

SECTION 2. CREDIT FACILITIES

2.1. Commitments.

2.1.1. U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to U.S. Borrowers on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Lender’s Borrower Group Commitment to U.S. Borrowers at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such Lenders shall have no obligation to U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all U.S. Revolver Loans then outstanding (including Swingline Loans to U.S. Borrowers and after giving effect to all pending requests for U.S. Revolver Loans) exceeds, or would exceed after the funding of such U.S. Revolver Loan, the U.S. Borrowing Base. Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Lenders on a Pro Rata basis in accordance with their respective Borrower Group Commitments to U.S. Borrowers (except for Bank of America with respect to Swingline Loans). The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of U.S. Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the Revolver Loans made to any member of their Borrower Group. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

2.1.2. Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to Canadian Borrower on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, such Canadian Lender’s Borrower Group Commitment to Canadian Borrower at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Canadian Lenders shall have no obligation to Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all of the Canadian Revolver Loans then outstanding (including Swingline Loans to Canadian Borrower and after giving effect to all pending requests for Canadian Revolver Loans) exceeds, or would exceed after the funding of such Canadian Revolver Loan, the Canadian Borrowing Base. Each Borrowing of Canadian Revolver Loans shall be funded by Canadian Lenders on a Pro Rata basis in accordance with their respective Borrower Group Commitments to Canadian Borrower (except for Bank of America, N.A. (acting through its Canada branch) with respect to Swingline Loans). The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of Canadian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Collateral and all of the U.S. Collateral. Each Canadian Revolver Loan shall be funded and repaid in Canadian Dollars or Dollars according to the denomination of the currency in which the underlying Canadian Revolver Loan was made.

2.1.3. Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in Sections 2.1.1 and 2.1.2, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Revolver Loan (and after giving effect thereto and all pending requests for Revolver Loans), the Total Revolver Exposure exceeds (or would exceed) the Maximum Facility Amount.

2.1.4. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Applicable Agent and such Lender. At the request of any Lender to a Borrower Group, Borrowers within such Borrower Group shall deliver a Revolver Note to such Lender in the amount of such Lender’s Borrower Group Commitment to such Borrower Group.

2.1.5. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers of a Borrower Group solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay any of the Borrower Group Obligations of such Borrower Group in accordance with this Agreement; (d) to pay the Special Dividend; (e) to pay the Specified Management Fees on the Closing Date; and (f) for working capital and other lawful corporate purposes of such Borrowers.

2.1.6. Voluntary Reduction or Termination of Commitments.

(a) The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 days prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) After the first anniversary of the Closing Date, Borrowers within a Borrower Group may permanently reduce the Borrower Group Commitments of such Borrower Group, on a Pro Rata basis for each Applicable Lender, upon at least 5 days prior written notice (which notice may be delivered prior to the first anniversary date of the Closing Date) to Applicable Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.7. Overadvances. If the aggregate U.S. Revolver Loans outstanding on any date exceed the U.S. Borrowing Base on such date or the U.S. Facility Amount or the aggregate Canadian Revolver Loans outstanding on any date exceed the Canadian Borrowing Base or the Canadian Facility Amount on such date (each an “Overadvance”), the excess amount shall be payable by U.S. Borrowers or Canadian Borrower, as applicable, on demand by the Applicable Agent, but all such U.S. Revolver Loans shall nevertheless constitute Borrower Group Obligations of U.S. Borrowers secured by the Collateral of U.S. Obligors and entitled to all benefits of the Loan Documents and all such Canadian Revolver Loans shall nevertheless constitute Borrower Group Obligations of Canadian Borrower secured by the Collateral of all Obligors and entitled to the benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Borrower Group Lenders, the Applicable Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers of the applicable Borrower Group to cure an Overadvance of such Borrower Group, (a) when no other Event of Default is known to the Applicable Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Applicable Agent to exceed $8,000,000 in the aggregate; and (b) regardless of whether an Event of Default exists, if the Applicable Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $1,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Commitments or the applicable Borrower Group Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Applicable Agent or Applicable Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.8. Protective Advances. The Applicable Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Borrower Group Commitments, to make U.S. Base Rate Revolver Loans and Canadian Prime Rate Loans, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of $8,000,000, outstanding at any time, if the Applicable Agent reasonably deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses hereunder and under the other Loan Documents. All Protective Advances made by Administrative Agent shall be U.S. Obligations, secured by the Collateral of U.S. Obligors and shall be treated for all purposes as Extraordinary Expenses and all Protective Advances made by Canadian Agent shall be Canadian Obligations, secured by the Collateral of all Obligors and the U.S. Collateral and shall be treated for all purposes as Extraordinary Expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Borrower Group Lenders may at any time revoke the Applicable Agent’s authorization to make further Protective Advances by written notice to the Applicable Agent. Absent such revocation, the Applicable Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2. Letter of Credit Facility.

2.2.1. Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Applicable Agent shall cause the Applicable Issuing Bank to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that the Applicable Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon the Applicable Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Applicable Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Applicable Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Applicable Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Applicable Issuing Bank receives written notice from an Applicable Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, the Applicable Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Applicable Lender or until Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, the Applicable Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other lawful purposes as the Applicable Agent may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the Applicable Issuing Bank. Each Letter of Credit issued by an Issuing Bank for the account of a Borrower shall be deemed to have been issued for the joint account of each Borrower within such Borrower’s Borrower Group (each being referred to as an “LC Borrower” and collectively as “LC Borrowers”) whether or not such other Borrowers have executed any LC Documents, and each LC Borrower shall be jointly and severally liable for the payment of all LC Obligations arising from or related to such Letter of Credit.

(c) LC Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, no Credit Party shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any Goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any Goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon (even if such Documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged); the time, place, manner or order in which shipment of Goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any Goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Credit Party, including any act or omission of a Governmental Authority. The rights and remedies of the Applicable Issuing Bank under the Loan Documents shall be cumulative.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Applicable Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by the Applicable Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The Applicable Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Applicable Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2. Reimbursement; Participations.

(a) If an Applicable Issuing Bank honors any request for payment under a Letter of Credit, the LC Borrowers shall pay to such Applicable Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by the Applicable Issuing Bank under such Letter of Credit, together with interest at the interest rate for U.S. Base Rate Revolver Loans (in the case of a Letter of Credit issued for a U.S. Borrower) or the interest rate for Canadian Prime Rate Loans (in the case of a Letter of Credit issued for Canadian Borrower) from the Reimbursement Date until payment by Borrowers within such Borrower Group. The obligation of LC Borrowers within a Borrower Group to reimburse the Applicable Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers within such Borrower Group may have at any time against the beneficiary absent gross negligence or willful misconduct. Until the Applicable Issuing Bank has received payment from LC Borrowers in accordance with the foregoing provisions of this clause (a), such Issuing Bank, in addition to all of its other rights and remedies under this Agreement and any LC Application, shall be fully subrogated to the rights and remedies of each beneficiary under such Letter of Credit whose claims against one or more LC Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not Borrower Agent submits a Notice of Borrowing, the LC Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Revolver Loans (in the case of LC Borrowers that are U.S. Borrowers) or Canadian Prime Rate Loans (in the case of a LC Borrower that is Canadian Borrower) in an amount necessary to pay all amounts due the Applicable Issuing Bank on any Reimbursement Date and each Applicable Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Applicable Lender shall be deemed to have irrevocably and unconditionally purchased from the Applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If the Applicable Issuing Bank makes any payment under a Letter of Credit and LC Borrowers do not reimburse such payment on the Reimbursement Date, the Applicable Agent shall promptly notify the Applicable Lenders and each Applicable Lender shall promptly (within one Business Day) and unconditionally pay to such Applicable Agent, for the benefit of the Applicable Issuing Bank, the Applicable Lender’s Pro Rata share of such payment. Upon request by an Applicable Lender, the Applicable Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Applicable Lender to make payments to the Applicable Agent for the account of the Applicable Issuing Bank in connection with the Applicable Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. No Applicable Issuing Bank shall have any liability to any Lender if such Applicable Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from the Required Borrower Group Lenders.

2.2.3. Cash Collateral. If any LC Obligations of a Borrower, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.S. Availability or Canadian Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date (or such shorter period as Administrative Agent may consent to in writing), then the respective LC Borrowers shall, at the Applicable Issuing Bank’s or the Applicable Agent’s request, pay to the Applicable Agent, for the benefit of itself and the Applicable Issuing Bank, the amount of all outstanding LC Obligations then due and payable and Cash Collateralize all undrawn amounts under the Letters of Credit and any fees associated therewith issued for the account of such LC Borrowers. If the LC Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, the Applicable Lenders may (and shall upon direction of the Applicable Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied) in the currency in which such Letter of Credit is denominated. Each LC Borrower hereby pledges to each Applicable Agent and grants to such Agent a Lien upon, for the benefit of such Agent in such capacity and for the Pro Rata benefit of the Applicable Lenders, all Cash Collateral remitted by it and held in the Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all Obligations of such LC Borrower (including LC Obligations), whether or not then due and payable.

2.2.4. Indemnification.

(a) In addition to and without limiting any other indemnity which Borrowers may have to any Indemnitees under any of the Loan Documents, each LC Borrower hereby agrees to indemnify and defend each of the Indemnitees and to hold each of the Indemnitees harmless from and against any and all Claims which any Indemnitee may suffer, incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit issued pursuant to this Agreement for the account of such LC Borrower or any other member of its Borrower Group or any LC Support for such Letter of Credit, (b) any suit, investigation or proceeding as to which any Agent or Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any such Letter of Credit or LC Support or the payment or failure to pay thereunder or (c) the Applicable Issuing Bank or the Applicable Agent following any instructions of such Borrower with respect to any such Letter of Credit or any Document received by Issuing Bank with reference to any such Letter of Credit; provided, however, a LC Borrower shall not be liable to an Indemnitee to the extent a Claim arises from such Indemnitee’s gross negligence or willful misconduct.

(b) With respect to any Claims that may arise out of or relate to the issuance of any Letter of Credit for the account of a Borrower Group, each Applicable Lender participating in LC Obligations relating to a Letter of Credit agrees to indemnify and defend each of the Issuing Bank Indemnitees (to the extent the Issuing Bank Indemnitees are not reimbursed by a Borrower Group, but without limiting the indemnification obligations of such Borrower Group under this Agreement), to the extent of such Lender’s Pro Rata share of the Borrower Group Commitments to such Borrower Group, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Issuing Bank Indemnitees in any way relating to or arising out of the Applicable Issuing Bank’s issuance of such Letter of Credit or its administration or enforcement of rights or remedies under any of the LC Documents applicable to such Letter of Credit or any of the transactions contemplated thereby.

2.2.5. Currency Issues. All Letters of Credit issued on behalf of an LC Borrower shall be denominated in, and payments to be made with reference to a Letter of Credit and the LC Obligations payable in connection therewith (including all payments to be made with respect to an LC Support for such Letter of Credit) shall be made in, the currency in which Borrowings may be made to such LC Borrower under the Commitments, whether such payments are made by LC Borrowers to the Applicable Issuing Bank, by LC Borrowers to an Agent, by LC Borrowers to Indemnitees, by Lenders participating in the LC Obligations to an Applicable Agent or Issuing Bank Indemnities or by an Applicable Agent to Lenders participating in the LC Obligations or by any other Person as provided in this Section 2.2.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a U.S. Revolver Loan that is a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a U.S. Revolver Loan or Canadian Revolver Loan that is a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Revolver Loan that is a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a

Canadian Revolver Loan that is a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Canadian Revolver Loan that is a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin, (vi) if any other U.S. Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Revolver Loans; and (vii) if any other Canadian Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers of the applicable Borrower Group. If a Loan is repaid on the same day made, one day’s interest shall accrue. The U.S. Base Rate on the date hereof is 8.25% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 8.25% per annum for U.S. Base Rate Revolver Loans. The Canadian Prime Rate on the date hereof is 6.0% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 6.25% per annum for Canadian Prime Rate Loans. The Canadian Base Rate on the date hereof is 8.75% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 8.75% per annum for Canadian Base Rate Loans.

(b) Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars or Canadian Dollars, as the case may be) of the underlying Revolver Loan.

(c) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if the Applicable Agent or Required Lenders in their discretion so elect, Borrower Group Obligations of each Borrower Group shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agents and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agents and Lenders for this.

(d) Interest accrued on the Loans shall be due and payable in arrears, (i) for any U.S. Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, on the first day of each month; (ii) for any LIBOR Loan or Canadian BA Rate Loan, on the last day of its Interest Period and if such Interest Period is greater than 90 days, on the date 90 days after the first day of such Interest Period; (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iv) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand. Administrative Agent agrees to provide invoices for such interest to Borrowers consistent with Administrative Agent’s normal business practice.

(e) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 10.1.2 is shown to be inaccurate during the term of this Agreement or while the Commitments are in effect and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for a Fiscal Quarter during the immediately preceding 365 day period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Agents a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected financial statements for such Applicable Period, and (iii) the Borrowers within each Borrower Group shall immediately pay to the Applicable Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Applicable Agent in accordance with Section 5.5. This provision shall not limit the rights of the Agents and Lenders with respect to any other remedy hereunder.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers within a Borrower Group may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans or the Canadian Base Rate Loans, as applicable to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, the Applicable Agent may (and shall at the direction of Required Borrower Group Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers within a Borrower Group desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give the Applicable Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, the Applicable Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans or Canadian Base Rate Loans, as applicable.

3.1.3. Application of Canadian BA Rate to Outstanding Loans.

(a) Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Canadian Prime Rate Loans to, or to continue any Canadian BA Rate Loan at the end of its Interest Period as, a Canadian BA Rate Loan. During any Default or Event of Default, Canadian Agent may (and shall at the direction of Required Borrower Group Lenders) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b) Whenever Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, Borrower Agent shall give Canadian Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Canadian Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.4. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, Borrowers of the applicable Borrower Group shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan or Canadian BA Rate Loan, as applicable, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.2. Fees. In consideration of the establishment of the Borrower Group Commitments in favor of Borrowers, and each Agent’s agreement to serve as a collateral and administrative agent, Borrowers agree to pay the following fees:

3.2.1. Unused Line Fee. U.S. Borrowers, jointly and severally, shall pay to Administrative Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to 0.25% per annum times the amount by which the U.S. Facility Amount (minus the Canadian Facility Amount) exceeds the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit during any calendar quarter. Canadian Borrower shall pay to Canadian Agent, for the Pro Rata benefit of Canadian Lenders, a fee in Dollars equal to 0.25% per annum times the amount by which the Canadian Facility Amount expressed in Dollars exceeds the average daily balance of Canadian Revolver Loans and the stated amount of Canadian Letters of Credit, in each case, expressed in Dollars, during any calendar quarter. Such fee shall be payable in arrears, on the first day of each calendar quarter and on the Commitment Termination Date.

3.2.2. LC Facility Fees.

(a) U.S. Borrowers shall pay (i) to Administrative Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; (ii) to Administrative Agent, for its own account, a fronting fee equal to 0.125% of the stated amount of each U.S. Letter of Credit, which fee shall be payable upon issuance of each U.S. Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (iii) to the Applicable Issuing Bank, for its own account and to be paid as and when incurred, (A) all reasonable and customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, and (B) all fees and expenses associated with amendments, extensions or other modifications of any U.S. Letter of Credit. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(b) Canadian Borrower shall pay (i) to Canadian Agent, for the Pro Rata benefit of Canadian Lenders, a fee in Canadian Dollars in an amount equal to the Applicable Margin in effect for Canadian BA Rate Loans times the average daily stated amount of Canadian Letters of Credit expressed in Canadian Dollars, which fee shall be payable quarterly in arrears, on the first day of each quarter; (ii) to Canadian Agent, for its own account, a fronting fee in Canadian Dollars in an amount equal to 0.125% of the stated amount of each Canadian Letter of Credit expressed in Canadian Dollars, which fee shall be payable upon issuance of each Canadian Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (iii) to the Applicable Issuing Bank, for its own account and to be paid as and when incurred, (A) all reasonable and customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, and (B) all fees and expenses associated with amendments, extensions or other modifications of any Canadian Letter of Credit. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

3.2.3. Fees. Borrowers shall pay to Administrative Agent the fees as set forth in the Fee Letter.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest based on the Canadian Prime Rate, Canadian Base Rate or Canadian BA Rate, on the basis of a 365 day or 366 day year, as the case may be. Each determination by Agents of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by any Borrower under Section 3.4, 3.5, 3.7, 3.9 or 5.8, submitted to Borrower Agent by an Agent or the affected Lender, as applicable, shall be conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within fifteen (15) days following receipt of the certificate. For the purposes of the Interest Act (Canada), (i) whenever any interest under this Agreement is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.4. Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse each Agent for all Extraordinary Expenses incurred by such Agent in reference to such Borrower Group or its related Borrower Group Obligations or Collateral. Such Borrowers shall also reimburse each Agent for all accounting, appraisal, consulting, reasonable legal fees and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral of such Borrower Group, Loan Documents and transactions contemplated thereby in reference to such Borrower Group or its related Borrower Group Obligations or Collateral, including any actions taken to perfect or maintain priority of the Applicable Agent’s Liens on any Collateral of such Borrower Group, to maintain any insurance required hereunder or to verify Collateral of such Borrower Group; and (c) each inspection, audit or appraisal with respect to any Obligor within such Borrower Group or Collateral securing the Borrower Group Obligations of such Borrower Group, whether prepared by an Agent’s personnel or a third party (subject to Section 10.1.1(b). All amounts payable by any Borrowers under this Section shall be due on demand.

3.5. Illegality. If any Lender determines that any change in Applicable Law after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Interest Period Loan, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Administrative Agent (such notice to be within 90 days after such change in Applicable Law), any obligation of such Lender to make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans shall be suspended until such Lender notifies Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans. Upon any such prepayment or conversion, Borrowers of the applicable Borrower Group shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Required Borrower Group Lenders with respect to any Borrower Group notify any Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, an Interest Period Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Applicable Agent will promptly so notify Borrower Agent and each Applicable Lender. Thereafter, the obligation of the Applicable Lenders to make or maintain LIBOR Loans, as applicable, shall be suspended until the Applicable Agent (upon instruction by Borrower Group Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of an Interest Period Loan or, failing that, will be deemed to have submitted a request for a Floating Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or any Issuing Bank;

(b) subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for (i) Indemnified Taxes or Other Taxes covered by Section 5.8 and (ii) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(c) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, Borrowers to which such Credit Party has Borrower Group Commitments will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or such holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Borrower Group Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and such holding company’s policies with respect to capital adequacy), then from time to time Borrowers to which such Credit Party has Borrower Group Commitments will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender or an Issuing Bank that has issued a Commitment to such Borrower Group for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers of any Borrower Group are required to pay additional amounts with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder in accordance with Section 13.1 to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers of each Borrower Group agree to pay all reasonable costs and expenses incurred by any Lender who has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers of any Borrower Group fail to repay an Interest Period Loan when required hereunder, then such Borrowers with respect to such Interest Period Loans shall pay to the Applicable Agent its customary administrative charge and to each Applicable Lender all actual losses and expenses that it sustains as a consequence thereof and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10. Maximum Interest.

3.10.1. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers of the Borrower Group that funded such interest payment. In determining whether the interest contracted for, charged or received by any Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.10.2. Without limiting the generality of the foregoing provisions, if any provision of any of the Loan Documents would obligate Canadian Obligors to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Obligors shall be entitled, by notice in writing to Canadian Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Obligor. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10.2 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Canadian Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers within a Borrower Group desire funding of a Borrowing, Borrower Agent shall give the Applicable Agent a Notice of Borrowing (or telephonic notice promptly confirmed in writing). Such notice must be received by the Applicable Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans and at least two Business Days in the case of Canadian BA Rate Loans. Notices received after 12:00 noon shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Floating Rate Loans or Interest Period Loans, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), and (E) the Borrower Group Commitment under which such Borrowing is proposed to be made.

(b) Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Borrower Group Obligations of such Borrower Group (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Revolver Loans under the Borrower Group Commitment of such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to Floating Rate Loan under the Borrower Group Commitment of such Borrower Group. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, the Applicable Agent may, at its option, charge such Obligations of a Borrower Group against any operating, investment or other account of a Borrower in such Borrower Group maintained with any Agent or any of its Affiliates.

(c) If Borrowers within a Borrower Group establish a controlled disbursement account with Bank of America or any branch or Affiliate of Bank of America, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans under the Borrower Group Commitment of such Borrower Group on the date of such presentation, in the amount of the check and items presented for payment, and shall bear interest at the per annum rate applicable hereunder to a Floating Rate Loan under the Borrower Group Commitment of such Borrower Group. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Borrower Group Commitment that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, the Applicable Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) (by 1:00 p.m. on the proposed funding date for Floating Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of Interest Period Loans. Each Applicable Lender shall fund to the Applicable Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Applicable Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless the Applicable Agent’s notice is received after the times provided above, in which event each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, the Applicable Agent shall disburse the proceeds of the Revolver Loans to Borrowers within such Borrower Group as directed by Borrower Agent. Unless the Applicable Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Applicable Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with the Applicable Agent, and the Applicable Agent may disburse a corresponding amount to Borrowers within the Borrower Group. If an Applicable Lender’s share of any Borrowing is not in fact received by the Applicable Agent, then Borrowers within the Borrower Group agree to repay to the Applicable Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) The Applicable Swingline Lender may, but shall not be obligated to, advance Swingline Loans to Borrowers out of the Applicable Swingline Lender’s own funds, unless the funding is specifically required to be made by all Applicable Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to the Applicable Swingline Lender for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of the Applicable Swingline Lender and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agents agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans to each Borrower Group may take place periodically on a date determined from time to time by the Applicable Agent, which shall occur at least once each month. On each settlement date, settlement shall be made with each Applicable Lender in accordance with the Settlement Report delivered by the Applicable Agent to the Applicable Lenders. Between settlement dates, the Applicable Agent may in its discretion apply payments on Revolver Loans of a Borrower Group to Swingline Loans of such Borrower Group, regardless of any designation by any Borrower or any provision herein to the contrary. Each Applicable Lender’s obligation to make settlements with the Applicable Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among the Applicable Lenders hereunder, then each Applicable Lender shall be deemed to have purchased from the Applicable Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the Applicable Agent, in immediately available funds, within one Business Day after the Applicable Agent’s request therefor.

4.1.4. Notices. Each Borrower authorizes the Applicable Agent and the Applicable Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to the Applicable Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by the Applicable Agent or the Applicable Lenders, the records of the Applicable Agent and the Applicable Lenders shall govern. No Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of any Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by such Credit Party to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. If a Lender fails to make any payment to any Credit Party that is required hereunder, Administrative Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers within the Borrower Group to which such Lender has issued a Borrower Group Commitment in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agents agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of Interest Period Loans; Determination of Rate. For ease of administration, all Interest Period Loans to a Borrower Group having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. With respect to U.S. Borrowers, no more than 7 Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000 or an increment of $50,000, in excess thereof. With respect to Canadian Borrower, no more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $50,000, in excess thereof. With respect to Canadian Borrower, no more than 5 Borrowings of Canadian BA Rate Loans may be outstanding at any time, and each Borrowing of Canadian BA Rate Loans when made, continued or converted shall be in a minimum amount of Cdn$1,000,000 or an increment of Cdn$50,000, in excess thereof. Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by Borrowers within a Borrower Group, the Applicable Agent shall promptly notify Borrowers within such Borrower Group thereof by telephone or electronically and, if requested by such Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates Collins (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with any Agent, any Issuing Bank or any Lender, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with any Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agents, Issuing Banks and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agents, Issuing Banks and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each Agent, Issuing Bank and Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Borrower Group Obligations owing by each Borrower Group shall constitute one general obligation of Borrowers within such Borrower Group and (unless otherwise expressly provided in any Loan Document) shall be secured by the Applicable Agent’s Lien upon all Collateral of each member of such Borrower Group; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations owed by such Borrower to such Credit Party.

4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Administrative Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agents shall retain their Liens in the Collateral and all of their rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agents shall not be required to terminate their Liens in any Collateral unless, with respect to any damages Agents may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agents receive a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Credit Parties from any such damages. The provisions of Sections 2.2, 3.2.2, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Borrower Group Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrowers of a Borrower Group shall, at the time of payment, specify to the Applicable Agent the Borrower Group Obligations to which such payment is to be applied, but if a Springing Dominion Event has occurred, the Applicable Agent shall in all events retain the right to apply such payment in such manner as the Applicable Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans to a Borrower Group shall be applied first to Floating Rate Loans of such Borrower Group and then to Interest Period Loans of such Borrower Group; provided, however, that as long as no Event of Default exists, prepayments of Interest Period Loans may, at the direction of Borrowers of the applicable Borrower Group and the Applicable Agent, be held by the Applicable Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods. All payments with respect to any U.S. Obligations shall be made in Dollars or, if any portion of such U.S. Obligations is denominated in a currency other than Dollars, then in such other currency; and all payments with respect to any Canadian Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Obligations is denominated in a currency other than Canadian Dollars, then in such other currency.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition by a member of a Borrower Group includes the disposition of Accounts, Inventory, Equipment or Real Estate, then Net Proceeds equal to the greater of (a) the net book value of such Accounts, Inventory, Equipment or Real Estate, or (b) the reduction in the Borrowing Base of such Borrower Group upon giving effect to such disposition, shall be applied to the Revolver Loans of such Borrower Group. Notwithstanding anything herein to the contrary, if an Overadvance with respect to the Borrowing Base of a Borrower Group exists, Borrowers of such Borrower Group shall, on the sooner of the Applicable Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans of such Borrower Group in an amount sufficient to reduce the principal balance of Revolver Loans of such Borrower Group to the Borrowing Base of such Borrower Group.

5.3. Payment of Other Obligations. Obligations of a Borrower Group other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers of such Borrower Group as provided in the Loan Documents or, if no payment date is specified, on demand, and to the extent applicable and available, accompanied by a reasonably detailed invoice.

5.4. Marshaling; Payments Set Aside. None of Agents or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any Obligor makes a payment to any Agent, any Issuing Bank or any Lender, or any Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5. Post-Default Allocation of Payments.

5.5.1. Allocation. Notwithstanding anything herein to the contrary, at any time that an Event of Default exists, monies to be applied to the Borrower Group Obligations of a Borrower Group, whether arising from payments by Obligors of such Borrower Group, realization on Collateral securing the Borrower Group Obligations of such Borrower Group, setoff or otherwise with respect to such Borrower Group, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to the Applicable Agent with respect to such Borrower Group;

(b) second, to all amounts owing to the Applicable Swingline Lender with respect to such Borrower Group on Swingline Loans to such Borrower Group;

(c) third, to all amounts owing to the Applicable Issuing Bank on LC Obligations of such Borrower Group;

(d) fourth, to all Borrower Group Obligations of such Borrower Group constituting fees (excluding amounts relating to Bank Products with respect to such Borrower Group);

(e) fifth, to all Borrower Group Obligations of such Borrower Group constituting interest (excluding amounts relating to Bank Products with respect to such Borrower Group);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit issued on behalf of such Borrower Group;

(g) seventh, to all other Borrower Group Obligations of such Borrower Group, other than Bank Product Debt; and

(h) last, to all other Bank Product Debt with respect to such Borrower Group.

Amounts shall be applied to each category of Borrower Group Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Borrower Group Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of the Applicable Agent and the Applicable Lenders with respect to each Borrower Group as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.5.2. Erroneous Application. No Agent shall be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6. Application of Payments. From and after the date a Springing Dominion Event occurs, the ledger balance in the main Dominion Account of each Borrower Group as of the end of a Business Day shall be applied to the Borrower Group Obligations of such Borrower Group at the beginning of the next Business Day. Each Borrower within a Borrower Group irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Applicable Agent shall have the continuing, exclusive right to apply and reapply same against the Borrower Group Obligations of such

Borrower Group, in such manner as such Agent deems advisable, notwithstanding any entry by Agents in their records. If, as a result of an Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as no Event of Default exists.

5.7. Loan Account; Account Stated.

5.7.1. Loan Account. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers within each Borrower Group resulting from each Loan or issuance of a Letter of Credit owing to such Lender from time to time hereunder by such Borrower Group. Any failure of a Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder to such Lender. Each Lender may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations of its Borrower Group.

5.7.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Applicable Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.7.3. The Register. Administrative Agent shall maintain a register (the “Register”), which shall include a master account and a subsidiary account for each Lender and each Borrower Group and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Revolver Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers within each Borrower Group to each Lender hereunder or under the Revolver Notes, and (iv) the amount of any sum received by an Agent from Borrowers within each Borrower Group or any other Obligor and each Lender’s Pro Rata share thereof. The Register shall be available for inspection by Borrowers or any Lender at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Revolver Note) to pay any amount owing with respect to the Obligations or provide the basis for any claim against Administrative Agent. The Obligations and Letters of Credit are registered obligations and the right, title and interest of Lenders and their assignees in and to such Obligations and Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the Register and in accordance with this Agreement. Solely for purposes of this Section 5.7.3 and for tax purposes only, Administrative Agent shall be Borrowers’ agent for purposes of maintaining the Register (but Administrative Agent shall have no liability whatsoever to any Borrower or any other Person on account of any inaccuracies contained in the Register). This Section 5.7.3 shall be construed so that the Obligations and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations or other relevant provisions of Applicable Law).

5.8. Taxes.

5.8.1. Payments Free of Taxes. Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2. Payment. Borrowers with respect to each Borrower Group shall indemnify, hold harmless and reimburse the Applicable Agent, the Applicable Lenders and the Applicable Issuing Bank of such Borrower Group, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Applicable Agent, any Applicable Lender or the Applicable Issuing Bank with respect to any Borrower Group Obligations of such Borrower Group, Letters of Credit of such Borrower Group or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or an Issuing Bank (with a copy to the Applicable Agent), or by the Applicable Agent, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to the Applicable Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment satisfactory to the Applicable Agent; provided, however that if a Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Applicable Agent, Applicable Lender or Applicable Issuing Bank, as the case may be, will use reasonable efforts at Borrowers’ cost to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of the Applicable Agent, Applicable Lender or Applicable Issuing Bank, as the case may be, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to the Applicable Agent, Applicable Lender or Applicable Issuing Bank.

5.8.3. If any of the Applicable Agent, Applicable Lenders, or Applicable Issuing Bank determines in good faith, that it actually has received a refund, credit, or other reduction of Taxes (in this section, a “refund”) solely in respect of any Taxes paid by a Borrower pursuant to this Section 5.8, which in the opinion of such Person is both identifiable and quantifiable by it without requiring such Person or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, such Person shall, to the extent that it can do so without prejudice to the retention of the relevant refund and subject to such Borrower’s obligation to repay promptly on demand by the Person the amount of the refund to such Person if the refund is subsequently disallowed or cancelled (whether by assessment, reassessment, judicial decision or otherwise), reimburse such Borrower promptly after receipt of such refund (but only to the extent of Taxes paid by such Borrower pursuant to this Section 5.8), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Nothing in this Section 5.8.3 shall be interpreted in any manner to impose a duty on any Person to determine or attempt to determine if any Person has received a refund, credit, or other reduction in Taxes in respect of any Taxes paid by a Borrower pursuant to Section 5.8.

5.8.4. Income Tax Act (Canada). In addition to the other provisions of this Section 5.8, in respect of amounts paid or credited by any Obligor that is resident in Canada for purposes of the Income Tax Act (Canada) (the “ITA”) to or for the benefit of a particular Lender that is an “authorized foreign bank” for purposes of the ITA, the obligations under this Section 5.8 to pay an additional amount shall apply where the particular Lender is liable for Tax under Part XIII of the ITA in respect of such payment, even if the Obligor is not required under the ITA to deduct or withhold an amount in respect of Indemnified Taxes on such payment and this Section 5.8 shall apply, mutatis mutandis, as if the Obligor was required to withhold an amount in respect of such taxes. Notwithstanding anything contained herein to the contrary, the provisions of this Section 5.8 shall survive the expiration or termination of this Agreement and the other Loan Documents. Each of Bank of America, N.A. and the other Canadian Lenders hereby confirms that it will receive all amounts paid or credited under the Canadian Revolver Loans, Canadian LC Obligations and under the Loan Documents in respect of its “Canadian banking business” as defined in subsection 248(1) of the Income Tax Act (Canada) and is not subject to the restrictions and requirements referred to in subsection 524(2) of the Bank Act (Canada).

5.9. Foreign Lenders.

5.9.1. Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Applicable Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Applicable Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Applicable Lender, if requested by the Applicable Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Applicable Agent or Borrower Agent as will enable the Applicable Agent and Borrower Agent to determine whether or not such Applicable Lender is subject to backup withholding or information reporting requirements.

5.9.2. Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Administrative Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Administrative Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made.

5.10. Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder, provided that, unless otherwise provided in this Agreement on any other Loan Document or otherwise agreed to by the Administrative Agent.

5.10.1. Each repayment of a Revolver Loan or LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

5.10.2. Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

5.10.3. Each payment of fees by a U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

5.10.4. Each payment of fees by Canadian Borrower pursuant to Section 3.2 shall be in Canadian Dollars;

5.10.5. Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made; and

5.10.6. Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received payment in full in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.10. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Obligor (together with the other Obligors within its Borrower Group) agrees to indemnify and hold harmless such Credit Party, with respect to the amount of the shortfall with respect to amounts payable by such Obligor hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the members of the affected Borrower Group.

5.11. Currency Fluctuations.

5.11.1. Not later than 1:00 p.m. on the last Business Day of each calendar month or, in the event that the Exchange Rate fluctuates in excess of 10% during such calendar month, any other Business Day in the reasonable discretion of Administrative Agent (the “Calculation Date”), Administrative Agent shall reasonably determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. Nothing contained in this Section 5.11 shall be construed to require Administrative Agent to calculate compliance under this Section 5.11 more frequently than once each month.

5.11.2. Not later than 4:00 p.m. on each Reset Date, Administrative Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure.

5.11.3. If, on any Reset Date, the Total Revolver Exposure exceeds the total amount of the Borrower Group Commitments on such date or the Canadian Revolver Exposure on such date exceeds the Dollar Equivalent of the Canadian Facility Amount on such date (the amount of any such excess referred to herein as the “Excess Amount”) then (i) Administrative Agent shall give notice thereof to

Borrowers and Lenders and (ii) within 1 Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Administrative Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans.

5.12. Nature and Extent of Each Borrower’s Liability.

5.12.1. Joint and Several Liability. Each Borrower within a Borrower Group agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Applicable Agent and the Applicable Lenders the prompt payment and performance of, all Borrower Group Obligations of such Borrower Group and all agreements under the Loan Documents provided that Canadian Borrower shall only be deemed to guarantee as in accordance with the Canadian Obligor agreements. Each Borrower within a Borrower Group agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Borrower Group Obligations (other than such Borrower’s own Obligations) of such Borrower Group, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by any Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by any Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of any Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Borrower Group Obligations of such Borrower Group.

5.12.2. Waivers.

(a) Each Borrower expressly waives, to the extent permitted by Applicable Law, all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agents or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agents and Lenders that the provisions of this Section 5.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agents and Lenders would decline to make Loans and issue Letters of Credit. Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.12.2, each Borrower expressly, to the extent permitted by Applicable Law, waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agents and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in taking any action in connection with the exercise of any rights or remedies, any Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of any Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Applicable Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by such Agent but shall be credited against the applicable Borrower Group Obligations. The amount of the successful bid at any such sale, whether any Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Borrower Group Obligations of any Borrower Group shall be conclusively deemed to be the amount of the Borrower Group Obligations of such Borrower Group guaranteed under this Section 5.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.12.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.12 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or Applicable Law.

(c) Nothing contained in this Section 5.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.12.4. Joint Enterprise. Each Borrower within a Borrower Group has requested that Agents and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance such Borrowers’ business most efficiently and economically. Such Borrowers’ business is a mutual and collective enterprise, and such Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each such Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of such Borrowers. Borrowers acknowledge and agree that Agents’ and Lenders’ willingness to extend credit to such Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to such Borrowers and at such Borrowers’ request.

5.12.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor in the same Borrower Group, and any successor or assign of any other Obligor, including any Creditor Representative or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of its Borrower Group Obligations; provided, that payments from or to any Obligor may be paid to the extent permitted by this Agreement and so long as no Event of Default exists or would result therefrom but nothing contained in this proviso shall affect the subordination of such payments.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or waived in writing:

(a) Notes further evidencing the Borrower Group Obligations of each Borrower Group shall have been executed by each Borrower in such Borrower Group and delivered to each Applicable Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Administrative Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Administrative Agent shall have received copies of all filing or registration receipts or acknowledgments issued by any Governmental Authority to evidence all Required Perfection Documents with respect to the Liens of the Applicable Agents and to evidence in form satisfactory to Administrative Agent that such Liens constitute valid, perfected and enforceable Liens to the extent that perfection can be achieved under Applicable Law by the filing of UCC-1 or other financing statements and filings in the United States Patent and Trademark Office or United States Copyright Office and that there are no other Liens upon any Collateral of such Borrower Group except for Permitted Liens and Liens in favor of existing lenders to Borrowers that are being released concurrently on the Closing Date with the initial funding of Loans.

(c) Administrative Agent shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.

(d) Administrative Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Administrative Agent.

(e) Administrative Agent shall have received certificates, in form and substance satisfactory to it, from a Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrowers taken as a whole are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with conditions to be satisfied by it under the Loan Documents.

(f) Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.

(g) Administrative Agent shall have received written opinions of Kirkland & Ellis LLP and Canadian counsel to Obligors, as well as any local counsel to Borrowers or Agents, in form and substance reasonably satisfactory to Administrative Agent.

(h) Administrative Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Administrative Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(j) Administrative Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Administrative Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since September 23, 2006.

(k) Borrowers shall have paid all fees and expenses to be paid to Agents and Lenders on the Closing Date.

(l) Administrative Agent shall have received a Borrowing Base Certificate with respect to each Borrower Group prepared as of the Fiscal Month ending December 23, 2006. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, the payment of the Specified Management Fees, the payment of the Special Dividend, if applicable, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Collateral Availability shall be at least $30,000,000.

(m) No material adverse change or material disruption in financial, banking or capital markets which would reasonably be expected to have a material adverse effect on this Agreement shall have occurred since October 20, 2006.

6.2. Conditions Precedent to All Credit Extensions. Agents, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers of a Borrower Group, unless the following conditions are satisfied or waived in writing by Administrative Agent:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant to or for the benefit of such Borrower Group;

(b) Each of the representations and warranties applicable to such Borrower Group or its members in any of the Loan Documents are true and correct on and as of the date of each extension of credit hereunder (except for those representations or warranties which expressly relate to an earlier date).

(c) No action, proceeding, investigation, regulation or legislation shall have been instituted, or threatened against such Borrower Group or its members or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(d) No event shall have occurred and be continuing and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect with respect to such Obligor.

(e) Administrative Agent shall have received each Borrowing Base Certificate then required by the terms of this Agreement, including a Borrowing Base Certificate as of the most recent period end for which a Borrowing Base Certificate was required to be delivered herein (or such other more recent date with respect to which a Borrowing Base Certificate was required to be delivered herein).

(f) With respect to the issuance for the account of such Borrower Group or its members of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied or waived in writing by Administrative Agent.

(g) No request by the Canada Revenue Agency for payment pursuant to Section 224 (1.1) or any successor section of the Income Tax Act (Canada) or any comparable provision of any other taxing statute shall have been received by any Person in respect of such Borrower Group or its members.

(h) There exists no fact or circumstance, including by reason of the application of any so-called “currency exchange” laws, rules or regulations (as in effect at the time of any proposed Borrowings hereunder by such Borrower Group) which could reasonably be expected to interfere with the ability of such Borrower Group or its members to satisfy any of their Borrower Group Obligations in full at such time as such Obligations become due and payable pursuant to the terms hereof.

Each request (or deemed request) by Borrower Agent or any Borrower within a Borrower Group for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers within such Borrower Group on behalf of whom such extension of credit is proposed to be made that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agents shall have received such other information, documents, instruments and agreements as they deem necessary in connection therewith.

6.3. Limited Waiver of Conditions Precedent. If Agents, Issuing Banks or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agents, Issuing Banks and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. (a) To secure the prompt payment and performance of all Obligations (including all Obligations of each U.S. Obligor pursuant to that certain Continuing Guaranty Agreement dated as of the Closing Date from the U.S. Obligors guarantying payment of the Canadian Obligations), each U.S. Obligor hereby grants to the Administrative Agent, for the benefit of Secured Parties, and (b) to secure the prompt payment and performance of all Canadian Obligations, each Canadian Obligor hereby grants to the Canadian Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(i) all Accounts;

(ii) all Chattel Paper, including electronic chattel paper;

(iii) all Commercial Tort Claims;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all General Intangibles, including Intellectual Property;

(vii) all Goods, including Inventory, Equipment and fixtures;

(viii) all Instruments;

(ix) all Investment Property;

(x) all Letter-of-Credit Rights;

(xi) all Supporting Obligations;

(xii) all monies, whether or not in the possession or under the control of any Agent, a Lender, or a bailee or Affiliate of an Agent or a Lender, including any Cash Collateral;

(xiii) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral of such Obligor; and

(xiv) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor within each Borrower Group hereby grants to the Applicable Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each U.S. Borrower and Canadian Obligor within a Borrower Group authorizes and directs each bank or other depository to deliver to the Applicable Agent, on a daily basis on each day after a Springing Dominion Event has occurred, all balances in each Deposit Account maintained by such U.S. Borrower and Canadian Obligor with such depository for application to the Obligations of the applicable Secured Parties then outstanding. Each U.S. Borrower and Canadian Obligor within a Borrower Group irrevocably appoints the Applicable Agent as such U.S. Borrower’s or Canadian Obligor’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

7.2.2. Cash Collateral. Any Cash Collateral of a Borrower Group may be invested, at the Applicable Agent’s discretion, in Cash Equivalents, but the Applicable Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Obligor within a Borrower Group hereby grants to the Applicable Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations of such Secured Parties, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. The Applicable Agent may apply Cash Collateral to the payment of any Obligations of such Secured Parties, in such order as the Applicable Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of the Applicable Agent. No Obligor or other Person claiming through or on behalf of any Obligor within a Borrower Group shall have any right to any Cash Collateral of such Borrower Group, until Full Payment of all Obligations secured by such Cash Collateral.

7.3. Real Estate Collateral.

7.3.1. Lien on Real Estate. The Obligations of the Secured Parties shall also be secured by Mortgages upon all Real Estate owned by Obligors. The Mortgages provided by members of each Borrower Group shall be duly recorded, at the expense of the Borrowers within such Borrower Group, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Obligor within a Borrower Group acquires Real Estate hereafter having a fair market value in excess of $1,000,000 as of the date of such acquisition, such Obligor within such Borrower Group shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of the Applicable Agent on such Real Estate, and shall deliver all Related Real Estate Documents to the Applicable Agent.

7.3.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations of the Secured Parties, each Obligor hereby transfers and assigns to the Applicable Agent, for the benefit of Secured Parties, all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Each U.S. Obligor within each Borrower Group shall promptly notify the Applicable Agent in writing if any such Obligor within such Borrower Group has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $500,000) and, upon the Applicable Agent’s request, shall promptly take such actions as the Applicable Agent deems necessary to confer upon the Applicable Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2. Certain After-Acquired Collateral. Obligors within each Borrower Group shall promptly notify the Applicable Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights (but not more frequently than the first day of each calendar quarter with respect to after-acquired Intellectual Property unless an Event of Default exists) and, upon the Applicable Agent’s request, shall promptly take such actions as the Applicable Agent reasonably deems appropriate to effect the Applicable Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver; provided, that perfection with respect to any Collateral consisting of Intellectual Property shall be required with respect to the Applicable Law of the United States and Canada but not with respect to any jurisdiction other than the United States and Canada. If any Collateral with a value in excess of $100,000 of a Borrower Group is in the possession of a third party, at the Applicable Agent’s request, Obligors within such Borrower Group shall obtain an acknowledgment that such third party holds the Collateral for the benefit of the Applicable Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject any Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.6. Further Assurances. Promptly upon an Agent’s reasonable request, Obligors within each Borrower Group shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as the Applicable Agent deems necessary under Applicable Law to evidence or perfect its Lien on any Collateral of such Borrower Group with a value in excess of $100,000, or otherwise to give effect to the intent of this Agreement; provided, that perfection (or, with respect to the Applicable Law of Canada only, protection through filings at the Canadian Intellectual Property Office) with respect to any Collateral consisting of Intellectual Property shall be required with respect to the Applicable Law of the United States and Canada but not with respect to any jurisdiction other than the United States and Canada. Each Obligor authorizes the Applicable Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by the Applicable Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral securing the U.S. Obligations that consists of voting stock of any Foreign Subsidiary shall be limited to 65% of the voting stock of such Foreign Subsidiary, and shall not include any shares of (i) any unlimited liability companies and (ii) Tandus Europe Limited (provided, that Obligors shall not pledge or otherwise encumber the voting stock of Tandus Europe Limited in favor of any other Person for so long as any Obligor is the owner thereof) and (iii) any Foreign Subsidiary of a Foreign Subsidiary of a Borrower.

7.8. Exclusion for Certain Contracts and Leases.

(a) Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in Section 7.1 shall not include any rights or interests in any contract if under the terms of such contract, or any Applicable Law with respect thereto, the valid grant of a security interest or other Lien therein to an Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived, provided that the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is ineffective or unenforceable under the UCC (including Sections 9-406, 9-407, 9-408 or 9-409), the PPSA or any other Applicable Law or (ii) so as to limit, impair or otherwise affect an Agent’s unconditional continuing security interest in and Lien upon any rights or interests of Borrowers or Obligors in or to monies due or to become due under any such contract (including any Accounts). If requested by an Agent, Borrowers and Obligors shall make a good faith and diligent effort to obtain the consent of any other party to a contract for the creation of a security interest in favor of the Applicable Agent in each Borrower’s and each Obligor’s rights under such contract.

(b) Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in Section 7.1 shall not include any rights or interests in any intent-to-use trademark applications (“ITUs”) to the extent that the pledge or encumbrance of such ITUs would render them invalid.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 15th day after each Fiscal Month end, Borrowers shall deliver to the Applicable Agent (and the Applicable Agent shall promptly deliver same to Administrative Agent and the Applicable Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Month end, and if an Event of Default exists or Collateral Availability is less than $20,000,000 at any time, at such other times as the Applicable Agent or Administrative Agent may request. All calculations of Collateral Availability, Canadian Availability and U.S. Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Administrative Agent may from time to time review and adjust any such calculation, in its Credit Judgment, (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. Each Borrowing Base Certificate shall set forth the calculation of the U.S. Borrowing Base in Dollars and the Canadian Borrowing Base in Canadian Dollars and in Dollars, provided that, in expressing the Canadian Borrowing Base in Dollars on any date, the Dollar amount with reference to Canadian Dollars shall be equal to the amount of Dollars that could be purchased on such date at the applicable Exchange Rate with Canadian Dollars as determined by Borrowers and approved by Administrative Agent. In no event shall the Borrowing Base (or the U.S. Borrowing Base or the Canadian Borrowing Base) or Collateral Availability on any date be deemed to exceed the amounts shown on the Borrowing Base Certificate last received by Administrative Agent prior to such date, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by Administrative Agent as herein authorized.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each U.S. Borrower and each Canadian Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent, on or before the 15th day after each Fiscal Month end or on such periodic basis as Administrative Agent may request, a sales and collections report, in form satisfactory to Administrative Agent. Each U.S. Borrower and each Canadian Obligor shall also provide to Administrative Agent, on or before the 15th day after each Fiscal Month end, a detailed aged trial balance of all Accounts as of the end of the preceding Fiscal Month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Administrative Agent may reasonably request. If Accounts of any one or more U.S. Borrowers or Canadian Obligors within a Borrower Group in an aggregate face amount of the Dollar Equivalent of $1,000,000 for Accounts of U.S. Borrowers and $500,000 for Accounts of Canadian Obligors or more cease to be Eligible Accounts, Borrower Agent shall notify Administrative Agent of such occurrence promptly (and in any event within five Business Days) after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any U.S. Borrower or Canadian Obligor includes a charge for any Taxes, the Applicable Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such U.S. Borrower or Canadian Obligor and to charge such Obligor and the members of its Borrower Group therefor; provided, however, that no Credit Party shall be liable for any Taxes that may be due from U.S. Borrowers or Canadian Obligors or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Administrative Agent (or its designee, which may include another Agent) shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent, any U.S. Borrower or any Canadian Obligor, to verify the validity, amount or any other matter relating to any Accounts of U.S. Borrowers and Canadian Obligors by mail, telephone or otherwise. U.S. Borrowers and Canadian Obligors shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account.

(a) Each Borrower Group shall promptly establish and maintain a Dominion Account, designated for such Borrower Group, pursuant to a lockbox or other arrangement acceptable to the Applicable Agent, with such Dominion Accounts to be maintained with Bank of America or such other bank as may be selected by Borrower Agent and be reasonably acceptable to Administrative Agent. Within one hundred twenty (120) days after the Closing Date, Borrowers shall cause all Dominion Accounts to be established and maintained at Bank of America or its Affiliates or branches. Such Dominion Accounts and lockbox arrangements shall provide for full dominion and control of each Borrower Group’s cash deposited into all Deposit Accounts, except as otherwise provided in clause (b) of this Section 8.2.4. Obligors shall issue to each such lockbox bank an irrevocable letter of instructions directing such bank to deposit all payments or other remittances received in the lockbox to the applicable Dominion Account.

(b) Each Borrower Group shall enter into agreements, in form satisfactory to the Applicable Agent, with each bank at which a Dominion Account, designated for such Borrower Group, is maintained. Pursuant to such agreements with each Obligor, (a) prior to such bank’s receipt of a Springing Dominion Notice from the Applicable Agent arising from the occurrence of a Springing Dominion Event, such bank shall remit all funds deposited into such Dominion Account pursuant to the instructions of Obligors within such Borrower Group, and (b) after such bank’s receipt of a Springing Dominion Notice, such bank shall immediately, and without further consent of or notice to any Obligor, transfer to the Applicable Payment Account all monies deposited to such Dominion Account solely pursuant to the instructions of the Applicable Agent until delivery of further notice by the Applicable Agent; provided, that the Applicable Agent agrees not to deliver a Springing Dominion Notice until the occurrence of a Springing Dominion Event. If after a Springing Dominion Event occurs, Average Collateral Availability based upon a consecutive 30-day period is at least $20,000,000 and no Event of Default exists, then the Applicable Agent will withdraw the Springing Dominion Notice until the occurrence of a subsequent Springing Dominion Event.

(c) All funds deposited in each Dominion Account shall be subject to Liens of the Applicable Agent. Obligors within each Borrower Group shall obtain the agreement (in favor of and in form and content satisfactory to the Applicable Agent) by each bank at which a Dominion Account is maintained by such Obligor to waive any offset rights against the funds deposited into such Dominion Account, except offset rights for customary administrative charges. No Credit Party assumes any responsibility to Obligors for any such lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(d) Proceeds of Collateral. Obligors within each Borrower Group shall request in writing that all payments on Accounts or otherwise relating to Collateral of such Borrower Group are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) of such Borrower

Group. If any Obligor within a Borrower Group receives cash or Payment Items with respect to any Collateral of such Borrower Group, it shall hold the same in trust for the Applicable Agent and promptly (not later than the next Business Day) deposit the same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Consistent with their current practices, U.S. Borrower and each Canadian Obligor within a Borrower Group shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Administrative Agent inventory reports in form satisfactory to Administrative Agent, within fifteen (15) days after each Fiscal Month end or on such periodic basis as Administrative Agent may request. Each U.S. Borrower and each Canadian Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Administrative Agent may reasonably request. Administrative Agent may participate in and observe each physical count.

8.3.2. Returns of Inventory. No U.S. Borrower or Canadian Obligor within a Borrower Group shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Administrative Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (d) any payment received by a U.S. Borrower or Canadian Obligor within a Borrower Group for a return is promptly remitted to the Applicable Agent for application to the Borrower Group Obligations of such Borrower Group.

8.3.3. Acquisition, Sale and Maintenance. No U.S. Borrower or Canadian Obligor shall acquire or accept any Inventory on consignment or approval (provided, that Obligors may acquire up to $1,000,000 in the aggregate (as to all Obligors) of Inventory per Fiscal Year on consignment so long as such Inventory is physically or electronically segregated from all other Property of Obligors and is excluded from the Borrowing Base), and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No U.S. Borrower or Canadian Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a U.S. Borrower or Canadian Obligor to repurchase such Inventory. U.S. Borrowers and Canadian Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4. Administration of Equipment.

8.4.1. Records and Schedules of Equipment. Consistent with their current practices, U.S. Borrower and Canadian Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Administrative Agent, on an annual basis as Administrative Agent may request, a current schedule thereof, in form satisfactory to Administrative Agent.

8.4.2. Dispositions of Equipment. No Obligor within a Borrower Group shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Required Borrower Group Lenders of such Borrower Group, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete.

8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is substantially preserved at all times, reasonable wear and tear and damage by casualty excepted. No Obligor within a Borrower Group shall permit any Equipment of such Borrower Group to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5. Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor within a Borrower Group shall take all actions necessary to establish the Applicable Agent’s control of and perfected security interest in each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, trust accounts or employee benefits, or an account containing not more than $100,000 in the aggregate as to all such accounts at any time). Each Obligor (or Obligors) within a Borrower Group shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Applicable Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account and will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral of a Borrower Group with a value in excess of $100,000 per location or more than $3,000,000 in the aggregate with respect to all such tangible items of Collateral (other than Inventory in transit), shall at all times be kept by Obligors within such Borrower Group at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of their Collateral in accordance with Section 10.2.6; and (b) with respect to U.S. Obligors, move Collateral to another location in the United States, upon 30 Business Days prior written notice to Administrative Agent; and (c) move Inventory from permitted locations of Canadian Obligors to permitted locations of U.S. Obligors so long as such Inventory in-transit between such locations does not exceed $1,000,000 in the aggregate at any time.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with reputable insurers reasonably satisfactory to Administrative Agent. All proceeds under each policy of a member of a Borrower Group shall be payable to the Applicable Agent. From time to time upon request (but no more than once per Fiscal Quarter so long as no Default or Event of Default exists), Obligors shall deliver to Administrative Agent the originals or certified copies of their insurance policies and updated flood plain searches. Unless Administrative Agent shall agree otherwise, each policy of a member of a Borrower Group shall include satisfactory endorsements (i) showing the Applicable Agent as sole loss payee, mortgagee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to the Applicable Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Applicable Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor within a Borrower Group fails to provide and pay for any insurance, the Applicable Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers within such Borrower Group therefor. Each Obligor agrees to deliver to Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as if a Springing Dominion Event has occurred, the proceeds are delivered to the Applicable Agent, or in the case of a Guarantor, deposited into its Dominion Account. If an Event of Default exists, upon Administrative Agent’s notice, only the Applicable Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to the Applicable Agent. Any such proceeds or awards that relate to Equipment and Real Estate of any Borrower Group shall be applied to reduce the Fixed Asset Amount and that relate to Inventory shall be applied to the payment of the Revolver Loans, and then, with respect to each of the foregoing, to any other Obligations of the Secured Parties outstanding.

(c) If requested by Obligors within a Borrower Group in writing within 15 days after the Applicable Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by the Applicable Agent as Cash Collateral for the Obligations of the Secured Parties) as long as (i) no Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Administrative Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Obligors comply with disbursement procedures for such repair or replacement as the Applicable Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $3,000,000.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of any Borrower Group, all Taxes payable with respect to any Collateral (including any sale thereof) of any Borrower Group, and all other payments required to be made by the Applicable Agent to any Person to realize upon any Collateral of any Borrower Group, shall be borne and paid by Borrowers within such Borrower Group. No Agent shall be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in such Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4. Defense of Title to Collateral. Each Obligor within each Borrower Group shall at all times defend its title to Collateral (except to the extent that all such Collateral has a value of less than $100,000) of such Obligor and the Applicable Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7. Power of Attorney. Each Obligor within a Borrower Group hereby irrevocably constitutes and appoints the Applicable Agent (and all Persons designated by the Applicable Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. The Applicable Agent, or the Applicable Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers within such Borrower Group:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral of such Obligor (including proceeds of insurance) that come into the Applicable Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Applicable Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to change the address for delivery thereof to such address as the Applicable Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which an Obligor is a beneficiary; and (xii) take all other actions as the Applicable Agent deems advisable to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agents and Lenders to enter into this Agreement and to make available the Borrower Group Commitments, Loans and Letters of Credit, each Obligor, for so long as any Borrower Group Commitments are outstanding and until Full Payment of the Obligations, represents and warrants to the Credit Parties as to such Obligor and its Subsidiaries that:

9.1.1. Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign or extra provincial, as the case may be, corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority; Arm’s Length Transaction. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or limited liability company, as applicable action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law (except to the extent that such violation would not reasonably be likely to result in a Material Adverse Effect) or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor. The terms and conditions set forth in the Loan Documents are fair and reasonable and were negotiated with the Credit Parties on an arm’s length basis.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to the Applicable Agent’s Lien, and all such Equity Interests are duly issued, fully paid and with respect to corporations, non-assessable. Except as set forth on Schedule 9.1.4, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Subsidiary.

9.1.5. Corporate Names; Locations. During the five years preceding the Closing Date, except as set forth on Schedule 9.1.5, no Obligor or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Obligors and Subsidiaries are shown on Schedule 8.6.1. Except as shown on Schedule 9.1.5, during the five years preceding the Closing Date, no Obligor or Subsidiary has had any other office or place of business.

9.1.6. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of each Applicable Agent in the Collateral of the applicable Borrower Group are duly perfected, first priority Liens (or will be on the Closing Date duly perfected, first priority Liens once any recording or filing requirements hereunder (subject to the qualifications set forth herein) are satisfied), subject only to Permitted Liens.

9.1.7. Accounts. Each Agent may rely, in determining which Accounts of a Borrower Group are Eligible Accounts, on all statements and representations made by U.S. Borrowers or Canadian Obligors within such Borrower Group with respect thereto. U.S. Borrowers and Canadian Obligors within each Borrower Group warrant, with respect to each Account of such Borrower Group at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Applicable Agent on request;

(d) it is not subject to any offset, Lien (other than the Applicable Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agents; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agents hereunder; and

(f) to the best of U.S. Borrowers’ and Canadian Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable U.S. Borrower’s or Canadian Obligor’s customary credit standards, is not subject to an

Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and their Subsidiaries that have been and are hereafter delivered to Agents and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects, the financial positions and results of operations of Borrowers and their Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agents and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time; provided, however, that, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material. Since January 28, 2006, there has been no change in the Collateral or financial condition, of any Borrower or Subsidiary, taken as a whole, that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agents or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Obligors taken as a whole are Solvent.

9.1.9. Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10. Taxes. Each Obligor and Subsidiary has filed all federal, state and material local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or except to the extent that all such Taxes do not exceed $1,000,000 in the aggregate at any time.

9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12. Intellectual Property. Each Obligor and Subsidiary owns or has the right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. Except as disclosed on Schedule 9.1.12, there is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.12, no Obligor or Subsidiary pays or owes any Royalty in excess of $250,000 annually to any Licensor with respect to any Intellectual Property that is licensed from such Licensor for the purpose of selling any Eligible Inventory that contains or bears such Intellectual Property or with respect to any other material Intellectual Property. All patents, registrations and applications in respect of Intellectual Property owned, used or licensed by any Obligor or Subsidiary (other than provisional or unpublished patent applications) is listed on Schedule 9.1.12.

9.1.13. Governmental Approvals. Each Obligor and Subsidiary has and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Obligor or Subsidiary under any Applicable Law with respect to any matter that could reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15 or as would not otherwise be expected to result in a Material Adverse Effect, (a) no Obligor or Subsidiary nor any Real Estate (in connection with such Obligor’s or Subsidiary’s operations thereupon are subject to any federal, state or local governmental investigation to determine whether any remedial action is required by the Obligor or Subsidiary under Environmental Law to address any environmental pollution, hazardous material or environmental clean-up, (b) no Obligor or Subsidiary has received any Environmental Notice relating to any unresolved material liability of the Obligor any Subsidiary and (c) no Obligor or Subsidiary has knowledge of any unresolved liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.16. Burdensome Contracts. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened on the date hereof against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.18. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.19. ERISA. (a) On the date hereof, except as disclosed on Schedule 9.1.19: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws; (ii) except as could not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification; (iii) each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (iv) there are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect; (v) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect; (vi) no ERISA Event involving an amount in excess of $1,000,000 has occurred or is reasonably expected to occur; (vii) no Pension Plan has any Unfunded Pension Liability involving an amount in excess of $1,000,000; (viii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability involving an amount in excess of $1,000,000 under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (ix) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability involving an amount in excess of $1,000,000 (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under

Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (x) no Obligor or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA; and (xi) with respect to any Foreign Plan, (A) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(b) Each of the Canadian Pension Plans is duly registered under and has been administered in compliance with the Income Tax Act (Canada) and all other Applicable Pension Legislation, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; all obligations of Canadian Obligors and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Canadian Pension Plan and the funding agreements therefor have been performed in a timely fashion, except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect; there are no outstanding disputes, actions, suits or claims concerning the assets of any Canadian Pension Plan other than claims for benefits in the Ordinary Course of Business that could not be expected to result in a Material Adverse Effect; Canadian Obligors and their Subsidiaries have withheld all employee withholdings and have made all employer contributions to be withheld and made by them pursuant to any Applicable Pension Legislation on account of each Canadian Pension Plan, Canadian Benefit Plan, and Canadian employment insurance and employee income taxes; and no condition exist or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan which could result in the incurrence by Canadian Obligors or any of their Subsidiaries of any liability, fine or penalty that could reasonably be expected to result in a Material Adverse Effect.

9.1.20. Trade Relations. There exists no actual or threatened termination or adverse modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate are material to the business of such Obligor or Subsidiary.

9.1.21. Labor Relations. Except as described on Schedule 9.1.21, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.22. Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.23. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any

Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading (provided, that Projections should not be viewed as facts and actual results during the period or periods covered may differ from the Projections and that the differences may be material). There is no fact or circumstance that any Obligor has failed to disclose to Agents in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Borrower Group Commitments are outstanding and until Full Payment of the Obligations, each Obligor shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals. (a) Permit any Agent (or its representatives) from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Borrowers shall be afforded the opportunity to be present during such inspection (but without the necessity of such presence) if no Event of Default exists. Lenders may participate in any such visit or inspection, at their own expense. Neither any Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agents and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse each Agent for all charges, costs and expenses of such Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as such Agent deems appropriate (and with respect to employees of the Applicable Agent standard charges of $850 per day per person plus out-of-pocket expenses for each day that an employee of the Applicable Agent or its Affiliates is engaged in any examination activities, and payment of the standard charges of the Applicable Agent’s internal appraisal group); and (ii) appraisals of Inventory, Equipment and Real Estate. Notwithstanding the foregoing, so long as no Default or Event of Default exists, Borrowers shall not be required to reimburse Agents for more than 4 appraisals and field examinations per Fiscal Year but nothing contained herein shall restrict Agents right to conduct such appraisals and field examinations. This Section shall not be construed to limit Agents’ right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep records and books of account with respect to its business activities, in which entries are made in accordance with GAAP reflecting all financial transactions; and furnish to the Administrative Agent:

(a) within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and their Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public or chartered accountants of recognized standing selected by Obligors and reasonably acceptable to Agents, shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agents, and shall be accompanied by an opinion of such firm and certification by the chief financial officer of Borrowers, in each case without qualification, that (i) each Obligor is in compliance with all financial covenants contained herein (to the extent that such financial covenant is then being tested hereunder), and (ii) no Event of Default exists with respect to any Obligor;

(b) within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, certified by the chief financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes, and accompanied by a certification of such chief financial officer that (i) each Obligor is in compliance with all financial covenants contained herein (to the extent that such financial covenant is then being tested hereunder), and (ii) no Event of Default exists with respect to any Obligor;

(c) as soon as available following any month in which Collateral Availability is less than $20,000,000 for 3 consecutive Business Days or is less than $17,500,000 at any time (and for a period from such date until the next succeeding date on which Collateral Availability has been $20,000,000 or greater for 30 consecutive days), and in any event within 30 days after the end of each such month, unaudited balance sheets as of the end of such month (together with the delivery immediately of monthly financials for the most recently available month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating basis for Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, certified by the chief financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes, and accompanied by a certification of such chief financial officer that (i) each Obligor is in compliance with all financial covenants contained herein, and (ii) no Event of Default exists with respect to any Obligor;

(d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by any Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrowers;

(e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material written reports submitted to any Obligor by its accountants in connection with such financial statements;

(f) not later than 30 days after the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Collateral Availability, Canadian Availability and U.S. Availability for the next Fiscal Year, month by month;

(g) at any Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agents;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange;

(i) at Administrative Agent’s request, copies of any annual report to be filed in connection with each Pension Plan, Foreign Plan or Canadian Pension Plan; and

(j) such other reports and information (financial or otherwise) as any Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3. Notices. Notify Agents in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default that could result in the termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion in writing or filing of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor that could adversely affect the value of the Real Estate or any Agent’s Lien thereon, or on any Real Estate owned, leased or occupied by an Obligor; or receipt of any Environmental Notice that could adversely affect the value of the Real Estate or any Agent’s Lien thereon; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; or (k) any opening of a new office or place of business, at least 20 days prior to such opening.

10.1.4. Landlord and Storage Agreements. Upon request, provide Administrative Agent with copies of all existing agreements, and promptly after execution thereof provide Administrative Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral with a value in excess of $500,000 may be kept or that otherwise may possess or handle any Collateral with a value in excess of $500,000.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA (and analogous foreign legislation, if any), Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release that could adversely affect the value of the Real Estate or any Agent’s Lien thereon occurs at or on any Real Estate of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report such occurrence to Administrative Agent and to take appropriate remedial action or seek remedial action by the responsible party, to the extent required under Environmental Laws with respect to such Environmental Release.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the aggregate amount of all such Taxes does not exceed $1,000,000 in the aggregate at any time.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with reputable insurers reasonably satisfactory to Administrative Agent, (a)

with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, business interruption, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) after an Event of Default, execute and caused to be delivered to the Applicable Agent, Business Interruption Insurance Assignments satisfactory to Administrative Agent.

10.1.8. Licenses. Keep each License affecting the manufacture, distribution or disposition of any Eligible Inventory or any other material Property of Obligors and Subsidiaries (hereinafter, a “Specified License”) in full force and effect; promptly notify Administrative Agent of any proposed modification to any such Specified License (other than any amendment merely to renew or extend the term of such Specified License), or entry into any such new Specified License, in each case at least 15 days prior to its effective date; pay all Royalties when due (unless the obligation to pay such Royalties is disputed in good faith by an Obligor); and notify Administrative Agent of any default or breach that could result in the termination of such Specified License that has been asserted in writing by any Person to have occurred under any Specified License or of which a Senior Officer of an Obligor has knowledge.

10.1.9. Subsidiaries. Cause each Subsidiary of such Obligor (unless such Subsidiary is a Borrower or is not a U.S. Subsidiary or a Canadian Subsidiary), whether now or hereafter in existence, promptly upon it becoming a Subsidiary of an Obligor, to execute and deliver to the Applicable Agent a Guaranty (or a joinder to an existing Guaranty) and a supplement to this Agreement joining this Agreement as a Guarantor pursuant to which such Subsidiary shall guarantee payment of all U.S. Obligations (but only if such Subsidiary is a U.S. Subsidiary) and all Canadian Obligations (if such Subsidiary is a Canadian Subsidiary or a U.S. Subsidiary) and grant to such Agent a first priority Lien (subject to Permitted Liens) on all of its Properties (wherever located) of the type described in Section 7 to secure its Guaranty. Each Obligor shall, if so requested by Administrative Agent, pursuant to a Pledge Agreement, pledge to the Applicable Agent (for the benefit of Secured Parties), all of the outstanding Equity Interests of each new Subsidiary owned directly by such Obligor, along with undated stock powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Applicable Agent, for the benefit of Secured Parties, in accordance with Sections 8-106 and 9-106 of the UCC, the PPSA or any other Applicable Law). Notwithstanding anything to the contrary in this Agreement, the Collateral, if any, securing the U.S. Obligations that consists of voting stock of a Foreign Subsidiary shall be limited to 65% of the voting stock of such Foreign Subsidiary.

10.1.10. Post-Closing Collateral Evaluation. Without limiting Agents’ rights to conduct appraisals from time to time as provided by this Agreement, Administrative Agent may, on or before September 1, 2009, require additional appraisals of the Collateral, which appraisals shall be in form and substance satisfactory in all respects to Administrative Agent in its Credit Judgment. If the results of such appraisals reflect that the Fixed Asset Amount exceeds 80% of the NOLV of the Equipment (excluding Equipment acquired under the CapEx Component), then Administrative Agent may establish an Availability Reserve in an amount equal to the difference between the Fixed Asset Amount and 80% of the NOLV of the Equipment (excluding Equipment acquired under the CapEx Component).

10.1.11. Canadian Real Estate. Within 45 days after the Closing Date, cause to be delivered to Administrative Agent the Related Real Estate Documents for the Real Estate located at 435 Willow Street, Truro, Nova Scotia, in form and substance satisfactory to Agents in all respects.

10.2. Negative Covenants. As long as any Borrower Group Commitments are outstanding and until Full Payment of the Obligations, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) unsecured Senior Subordinated Notes in an aggregate principal amount not to exceed $175,000,000 and each guaranty thereof delivered by a U.S. Obligor;

(c) Subordinated Debt;

(d) Permitted Purchase Money Debt;

(e) Debt existing immediately prior to Closing Date listed on Schedule 10.2.1(e) (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(f) Bank Product Debt;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Unsecured intercompany Debt that is Subordinated Debt and is permitted under Section 10.2.7;

(j) Debt for accrued payroll, Taxes and other operating expenses (other than for Borrowed Money) incurred in the Ordinary Course of Business of such Borrower or such Subsidiary, in each case so long as payment thereof is not past due and payable and no Lien has arisen with respect except as permitted under Section 10.2.2(e);

(k) Unsecured Debt of any Borrower acquired pursuant to a Permitted Acquisition (or Debt assumed at the time and as a result of a Permitted Acquisition); provided, that in each case such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and in no event shall such Debt constitute working Capital Debt or revolving credit Debt;

(l) secured Debt of any Borrower acquired pursuant to a Permitted Acquisition (or assumed at the time and as a result of a Permitted Acquisition) consisting of Permitted Purchase Money Debt and in no event shall such Debt constitute working capital Debt or revolving credit Debt;

(m) unsecured Debt relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(n) unsecured Debt with respect to the deferred purchase price for any Permitted Acquisition, provided that such Debt does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Commitment Termination Date;

(o) unsecured Debt constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions;

(p) unsecured Debt owed to any Person providing property, casualty, business interruption or liability insurance to Obligors, not to exceed $1,000,000 in the aggregate at any time;

(q) unsecured Debt owing by an Obligor to any then existing or former director, officer or employee of such Obligor or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Equity Interest, not to exceed $3,000,000 in the aggregate; and

(r) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $25,000,000 in the aggregate at any time.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agents;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested or the aggregate amount of the Debt securing such Liens (and any secured Debt under Section 10.2.2(e)) does not exceed $500,000 in the aggregate at any time, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e) Liens securing Debt under Section 10.2.1(j) but in no event to exceed $500,000 in the aggregate with respect to such Debt under Section 10.2.1(j) and Section 10.2.2(d)(i);

(f) Liens incurred or deposits made with respect to a Borrower Group in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to the Applicable Agent’s Liens;

(g) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h) Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) being Properly Contested, and (ii) at all times junior to the Applicable Agent’s Liens;

(i) easements, servitudes, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances affecting title to Real Estate, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business and such other minor title defects or survey matters that are disclosed by current surveys, but that, in each case in the reasonable opinion of Administrative Agent, do not interfere with the current use of the Real Estate in any material respect;

(j) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising in connection therewith by operation of law but only to the extent that the unpaid amounts under such worker’s compensation and other laws and regulations are not then due;

(k) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(m) existing Liens shown on Schedule 10.2.2 and any renewals and extensions thereof so long as such Liens are at all times junior to the Applicable Agent’s Liens; and

(n) Liens arising from precautionary UCC filings regarding “true” operating leases, to the extent such lease is not otherwise violative of this Agreement;

(o) Purchase Money Liens on Equipment or Real Estate in existence at the time such Equipment or Real Estate is acquired pursuant to a Permitted Acquisition or on Equipment or Real Estate of a Subsidiary of a Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Obligor;

(p) zoning, building codes, and other land use laws regulating the use or occupancy of Real Estate of such Borrower or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Estate which are not violated by the current use or occupancy of such Real Estate or the operation of such Borrower’s business conducted thereon and which do not materially impair the value of such Real Estate;

(q) matters disclosed on current surveys of the Real Estate owned by an Obligor and delivered on or before the Closing Date;

(r) Liens in favor of customs and revenue authorities arising as a matter of law with respect to, or pursuant to a bond to secure payment of, customs duties in connection with the importation of Goods by such Borrower;

(s) Any retention of title reserved by any supplier of goods pursuant to such supplier’s standard terms and conditions in connection with any goods supplied by such seller in the Ordinary Course of Business to a Borrower but only so long as (i) such Liens are at all times unperfected, (ii) such Lien is extinguished or ceases when the goods are received by such Borrower and (iii) such Borrower has not granted such supplier a contractual Lien in such goods;

(t) such other Liens as the Applicable Agent and the Required Lenders in their discretion may hereafter approve in writing;

provided, however, that except as provided expressly above, the term “Permitted Liens” shall not include any Lien securing Debt for Borrowed Money.

10.2.3. Capital Expenditures. Make Capital Expenditures in excess of $15,000,000 in the aggregate during any Fiscal Year provided that if, for any Fiscal Year, the amount specified above (as increased pursuant to this proviso) exceeds the aggregate amount of Capital Expenditures made by Borrowers during such Fiscal Year (the amount of such excess being the “Excess Amount”), Borrowers shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in such an amount (such amount being referred to herein as the “Carryover Amount”).

10.2.4. Distributions; Upstream Payments. (a) Declare or make any Distributions, except (i) Upstream Payments; (ii) the Special Dividend so long as, upon giving effect to such Special Dividend, Collateral Availability would be equal to or greater than $30,000,000, such Special Dividend is not prohibited by Applicable Law, each and no Event of Default exists; (iii) other Distributions so long as, upon giving effect to such other Distributions, Collateral Availability would be equal to or greater than $20,000,000, such Distributions are not prohibited by Applicable Law, and no Event of Default exists; (iv) payment of the Specified Management Fees on the Closing Date so long as at the time of and after giving effect thereto, Collateral Availability is not less than $30,000,000; and (v) payment of management fees after the Closing Date so long as no Event of Default exists or would result therefrom, and Collateral Availability is not less than $20,000,000 at the time of such payment and after giving effect thereto; or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2(b), or a transfer of Property by a Subsidiary or Obligor or Borrower to an Obligor or a Borrower.

10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a U.S. Borrower to another U.S. Borrower or by a Canadian Obligor to another Canadian Obligor; and (e) Investments permitted under Section 10.2.5.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except (i) regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement (or, in the case of the Senior Subordinated Notes, only to the extent permitted under the subordination provisions provided for in the Indenture) relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Administrative Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (ii) payments of interest in-kind or payments from proceeds of Subordinated Debt of Obligors; and (iii) if no Event of Default exists, prepayment in whole or in part with the proceeds of any equity securities issued or capital contributions received by any Obligor or any Subsidiary for the purpose of making such payment or prepayment; or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Administrative Agent); provided, however, that any Borrower may make, or cause a Subsidiary to make, such payments on its Debt (including prepayments of Subordinated Debt) so long as, after giving affect thereto, Collateral Availability would equal or exceed $20,000,000 and Average Collateral Availability for the immediately preceding 10-day period is not less than $20,000,000, such payments are not prohibited by Applicable Law, and no Event of Default exists.

10.2.9. Fundamental Changes. (i) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except, so long as no Event of Default exists, for mergers, amalgamations or consolidations of (a) a wholly-owned U.S. Subsidiary with another wholly-owned U.S. Subsidiary or into a U.S. Borrower so long as, in the case of a merger or consolidation with a U.S. Borrower, a U.S. Borrower is the surviving or continuing Person; (b) a wholly-owned Canadian Subsidiary with another wholly-owned Canadian Subsidiary or into Canadian Borrower so long as, in the case of a merger, amalgamation or consolidation with Canadian Borrower, Canadian Borrower is the surviving Person or continuing; (c) any Obligor may liquidate, dissolve, consolidate, amalgamate or merge with and into any other Obligor; (d) Permitted Investments and Permitted Acquisitions may be consummated in the form of a merger, amalgamation or consolidation so long as an existing Obligor under this Agreement is the surviving or continuing entity; (ii) change its name or conduct business under any fictitious name; (iii) in the case of a U.S. Obligor, change its tax, charter or other organizational identification number (unless in connection with a transaction permitted herein and upon 30 Business Days prior written notice to Administrative Agent); or (iv) change its form or jurisdiction of organization.

10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, except for changes that do not affect (i) such Obligor’s or any of its Subsidiaries’ right and authority to enter into and perform the Loan Documents to which it is a party, (ii) the perfection of each Agent’s Liens in any Collateral, or (iii) the authority or obligation of an Obligor to pay or perform any of the Obligations for which it is liable pursuant to the Loan Documents.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2 or with the prior written consent of Administrative Agent; or change its Fiscal Year.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) customary provisions in leases and other contracts restricting assignment thereof and subleasing or sublicensing thereof; (d) under any documents relating to joint ventures of any Obligor to the extent that such joint ventures are not prohibited hereunder, (e) the foregoing shall not apply to any agreement relating to Debt under the Senior Subordinated Notes (or any facilities replacing or refinancing such facilities), (f) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition except to the extent that such provisions would otherwise be violative of this Agreement; (g) customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Obligor or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Obligor or Subsidiary that are to be sold and such sale is permitted hereunder, (h) licenses or contracts in the Ordinary Course of Business which by the terms of such licenses and contracts prohibit the granting of Liens on the rights contained therein, and (i) transactions permitted under Section 10.2.4 hereof.

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Obligor is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any business or activities that are substantially similar, related or incidental thereto.

10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers, directors and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions between a Borrower within a Borrower Group and another Borrower within such Borrower Group or any other Obligor, or so long as its Equity Interests have been pledged to the Applicable Agent, any Foreign Subsidiary; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that, if requested by Administrative Agent, are fully disclosed to Administrative Agent and are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower or such Subsidiary (it being understood that the transactions specified in Sections 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5, 10.2.6, 10.2.10, 10.2.12, 10.2.13 or 10.2.18 to the extent such provisions relate to Affiliates shall be permitted to be made in accordance with this Section, and provided that nothing in this Section 10.2.17 shall prohibit Borrower’s or their Subsidiaries from engaging in the maintenance of benefit programs or arrangements for employees, officers or directors, including, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the Ordinary Course of Business.

10.2.18. Plans. Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld), become party to any Multiemployer Plan, Canadian Pension Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19. Amendments to Subordinated Debt or Indenture. Amend, supplement or otherwise modify the Senior Subordinated Notes, the Indenture or any other document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; (g) modifies the subordination provisions therein in a manner less favorable to the Credit Parties than such subordination provisions existing on the Closing Date, or (h) results in this Agreement not constituting the “Credit Agreement” under the Indenture or the Obligations not constituting “Bank Indebtedness”, “Senior Indebtedness” or “Designated Senior Indebtedness” under the Indenture, or the Obligations otherwise not being fully benefited by the subordination provisions thereof.

10.3. Financial Covenants. As long as any Borrower Group Commitments or Borrower Group Obligations are outstanding:

10.3.1. Fixed Charge Coverage Ratio. On any date when Collateral Availability is less than $20,000,000 for 3 consecutive Business Days or is less than $17,500,000 at any time (and on each day for a period from such date until the next succeeding date on which Collateral Availability has been $20,000,000 or greater for 30 consecutive days), Obligors and Subsidiaries shall maintain a Fixed Charge Coverage Ratio of at least 1.05 to 1.0 for the twelve (12) month period ending on the last day of the most recent calendar month for which Obligors were required to deliver monthly financial statements to Agents pursuant to Section 10.1.2.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. The occurrence or existence of any one or more of the following as to any Borrower Group shall constitute an “Event of Default” hereunder (unless and until waived by Lenders, the Required Lenders or the Required Borrower Group Lenders in accordance with the provisions of Section 14.1):

(a) A Borrower fails to pay any Borrower Group Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other Loan Document by or on behalf of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations;

(f) Any default of an Obligor or Subsidiary occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of 4,000,000 if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such default;

(g) Any judgment or order for the payment of money is entered against an Obligor or any Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all such Obligors and Subsidiaries, 4,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral securing the Borrower Group Obligations of any Borrower Group if the amount not covered by insurance exceeds $2,000,000 unless the uninsured loss arises from an act of war or terrorism, and in the amount not covered by insurance exceeds $4,000,000;

(i) An Obligor or any Subsidiary is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business and the result thereof is reasonably likely to have a Material Adverse Effect; an Obligor or any Subsidiary suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business which is reasonably likely to have a Material Adverse Effect; there is a cessation of any material part of the business of any Obligor or any Subsidiary which is reasonably likely to have a Material Adverse

Effect; any material Collateral or Property of an Obligor or any Subsidiary is taken or impaired through condemnation; an Obligor or any Subsidiary agrees to or commences any liquidation or dissolution (except to the extent permitted by Section 10.2.9 hereof) or winding up of its affairs;

(j) An Insolvency Proceeding is commenced by an Obligor or any Subsidiary; an Obligor or any Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor or a Subsidiary; or an Insolvency Proceeding is commenced against an Obligor or a Subsidiary and: the Obligor or a Subsidiary consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor or a Subsidiary, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event that could reasonably be expected to result in a Material Adverse Effect occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor or a Subsidiary to a Pension Plan, Multiemployer Plan or PBGC; or an ERISA Event occurs that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect; or an Obligor or a Subsidiary or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan to the extent the foregoing could result in a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan and such event could reasonably be expected to have a Material Adverse Effect; or a Lien involving an amount in excess of $500,000 arises or is imposed against an Obligor under ERISA;

(l) An Obligor or a Subsidiary or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s or Subsidiary’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by any Agent or notice of any kind. In addition, or if any other Event of Default exists, the Applicable Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare the Borrower Group Obligations, of each Borrower Group immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition the Borrower Group Commitment of each Borrower Group, or, with the consent of the Required Borrower Group Lenders of the applicable Borrower Group, make any adjustment to the Borrowing Base of such Borrower Group;

(c) require Obligors within each Borrower Group to Cash Collateralize LC Obligations, Bank Product Debt and other Borrower Group Obligations of such Borrower Group that are contingent or not yet due and payable, and, if Obligors within such Borrower Group fail promptly to deposit such Cash Collateral, the Applicable Agent may (and shall upon the direction of Required Borrower Group Lenders) advance the required Cash Collateral as Revolver Loans under such Borrower Group Commitment (whether or not an Overadvance under the applicable Borrowing Base exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral securing the Borrower Group Obligations of each Borrower Group; (ii) require Obligors within each Borrower Group to assemble Collateral securing the Borrower Group Obligations of such Borrower Group, at the expense of Borrowers within such Borrower Group, and make it available to the Applicable Agent at a place designated by the Applicable Agent; (iii) enter any premises where Collateral securing the Borrower Group Obligations of each Borrower Group is located and store Collateral securing the Borrower Group Obligations of such Borrower Group on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral securing the Borrower Group Obligations of each Borrower Group in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Applicable Agent, in its discretion, deems advisable. Each Borrower within such Borrower Group agrees that 10 days notice of any proposed sale or other disposition of Collateral securing the Borrower Group Obligations of such Borrower Group by the Applicable Agent shall be reasonable. Agents shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Each Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and each Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations secured by such Collateral.

11.3. License. Each Agent is hereby granted an irrevocable, non-exclusive license to use, license or sub-license (without payment of royalty or other compensation to any Person and, with respect to Intellectual Property licensed by Obligors, to the extent of such Obligors’ rights under the applicable license) any or all Collateral consisting of Intellectual Property owned or licensed by the Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, which license shall be exercisable if an Event of Default exists, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral subject to reasonable quality control by Obligor or the applicable Licensor with respect to Collateral consisting of trademarks, service marks or other indicia of source.

11.4. Setoff. At any time during an Event of Default, the Applicable Agent, the Applicable Issuing Bank, the Applicable Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Applicable Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate to or for the credit or the account of an Obligor against any Borrower Group Obligations of the applicable Borrower Group, irrespective of whether or not the Applicable Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Borrower Group Obligations may be contingent or unmatured or are owed to a branch or office of the Applicable Agent, the Applicable Issuing Bank, such Applicable Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Credit Parties are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that the Credit Parties may have, whether under any agreement, by law, at equity or otherwise.

11.5.2. Waivers. The failure or delay of any Credit Party to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by the Applicable Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If any Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if any Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at Administrative Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by an Obligor to any Credit Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Obligors to pay to such Credit Party any amount originally due to the Credit Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Credit Party in the first currency under this Agreement, and the other Obligors within its Borrower Group agree that they will indemnify each Credit Party against and save such Credit Party harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Obligor separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party and Obligors shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Credit Party in the first currency under this Agreement, such Credit Party shall promptly remit such excess to the Obligors in the affected Borrower Group. The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority.

(a) Each Lender appoints and designates Bank of America as Administrative Agent hereunder. Administrative Agent may, and each Lender authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents, for Administrative Agent’s benefit and the Secured Parties. Each Lender agrees that any action taken by Administrative Agent, Required Borrower Group Lenders or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent, Required Borrower Group Lenders or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for U.S. Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering all Liens granted to it under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral of U.S. Obligors; and (e) exercise all rights and remedies given to Administrative Agent with respect to any Collateral of U.S. Obligors under the Loan Documents, Applicable Law or otherwise. The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Administrative Agent alone shall be authorized to determine whether any Accounts, Inventory, Equipment or Real Estate constitutes Eligible Accounts, Eligible Inventory, Eligible Equipment or Eligible Real Estate or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b) Each Canadian Lender appoints and designates Bank of America (acting through its Canada branch) as Canadian Agent hereunder. Canadian Agent may, and each Canadian Lender authorizes Canadian Agent to, enter into all Loan Documents to which Canadian Agent is intended to be a party and accept all Security Documents, for Canadian Agent’s benefit and the Secured Parties. Each Canadian Lender agrees that any action taken by Canadian Agent, Required Borrower Group Lenders or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Canadian Agent, Required Borrower Group Lenders or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Canadian Lenders. Without limiting the generality of the foregoing, Canadian Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Canadian Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Canadian Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering all Liens granted to it under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral of Canadian Obligors; and (e) exercise all rights and remedies given to Canadian Agent with respect to any Collateral of Canadian Obligors under the Loan Documents, Applicable Law or otherwise. The duties of Canadian Agent shall be ministerial and administrative in nature, and Canadian Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

12.1.2. Duties. Agents shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon any Agent of any right shall not imply a duty on such Agent’s part to exercise such right, unless instructed to do so by Required Lenders or Required Borrower Group Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. No Agent shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon any Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Each Agent may request instructions from Required Lenders or Required Borrower Group Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by such Agent in connection with any act. Each Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and no Agent shall incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Required Borrower Group Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting in accordance with the instructions of Required Lenders or Required Borrower Group Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders or Required Borrower Group Lenders, without the prior written consent of each Lender, direct any Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall any Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize each Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations secured by such Collateral; (b) that is the subject of an Asset Disposition which Borrowers of the applicable Borrower Group certify in writing to the Applicable Agent is a Permitted Asset Disposition or a Lien which Borrowers of the applicable Borrower Group certify is a Permitted Lien entitled to priority over the Applicable Agent’s Liens (and Agents may rely conclusively on any such certificate without further inquiry); or (c) with the written consent of all Lenders whose Obligations are secured by such Collateral. No Agent shall have any obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that any Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral except in accordance with Applicable Law.

12.2.2. Possession of Collateral. Agents and Lenders appoint each other Agent and Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC, the PPSA or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Agents thereof and, promptly upon any Agent’s request, deliver such Collateral to the Applicable Agent or otherwise deal with such Collateral in accordance with the Applicable Agent’s instructions.

12.2.3. Reports. Agents shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of any Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor any Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that any Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless each Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3. Reliance By Agent. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. No Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agents and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agents and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from the Applicable Agent, the Applicable Issuing Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agents.

12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL

CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR ANY AGENT (IN ITS CAPACITY AS AN AGENT). In Agents’ discretion, they may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If any Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by such Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. No Agent shall be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by such Agent’s gross negligence or willful misconduct. No Agent assumes any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. No Agent makes to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving at least 30 days written notice thereof to the Applicable Lenders and Borrowers within the affected Borrower Group. Upon receipt of such notice, Required Borrower Group Lenders shall have the right to appoint a successor Agent which shall be (a) U.S. based Lender, a U.S. based Affiliate of a Lender or a commercial bank that is organized under the laws of the United States or any state or district thereof in the case of the Applicable Agent with respect to the Borrower Group consisting of U.S. Obligors or a Canadian Qualified Lender in the case of the Applicable Agent with respect to the Borrower Group consisting of Canadian Obligors; in each case, that has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers within such Borrower Group (and for purposes hereof any successor to Bank of America shall be deemed to be reasonably acceptable to Borrowers). If no successor agent is appointed prior to the effective date of the resignation of an Agent, then such Agent may appoint a successor agent from among Lenders; provided, that any such successor agent shall be (and shall remain) a Canadian Qualified Lender with respect to the Borrower Group consisting of Canadian Obligors. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto (provided, that such successor is a Canadian Qualified Lender with respect to the Borrower Group consisting of Canadian Obligors), unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If any Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, such Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent; provided, that any such separate collateral agent or co-collateral agent shall be a Canadian Qualified Lender with respect to the Borrower Group consisting of Canadian Obligors. If any Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to such Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as such Agent. Lenders shall execute and deliver such documents as any Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Applicable Agent until appointment of a new agent.

12.9. Solidary Interests/Quebec Liens (Hypothecs). For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Secured Party, taken individually, on the one hand, and Canadian Agent, on the other hand, each Obligor granting a Lien (hypothec) to Canadian Agent under the Civil Code of Quebec and each such Secured Party acknowledges and agrees with Canadian Agent that such Secured Party and Canadian Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all indebtedness, liabilities and other obligations, present and future, owed by each such Obligor to Canadian Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Obligor is irrevocably bound towards Canadian Agent and each Secured Party in respect of the entire Solidary Claim of Canadian Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that Canadian Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of Canadian Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, Canadian Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Loan Documents shall be granted to Canadian Agent, for its own benefit and for the benefit of Secured Parties, as solidary creditor as hereinabove set forth.

12.10. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon any Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agents have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agents, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC

Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, no Agent shall have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to such Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of such Agent or any of such Agent’s Affiliates.

12.11. Replacement of Certain Lenders. If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented or (d) requests compensation under Section 3.7 or gives notice under Section 3.5, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Acceptance(s) and within 10 days after Administrative Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.12. Remittance of Payments and Collections.

12.12.1. Remittances Generally. All payments by any Lender to any Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by an Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by an Agent to any Lender shall be made by wire transfer, in the type of funds received by such Agent. Any such payment shall be subject to such Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.12.2. Failure to Pay. If any Lender fails to pay any amount when due by it to an Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by such Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to an Agent.

12.12.3. Recovery of Payments. If an Agent pays any amount to a Lender in the expectation that a related payment will be received by such Agent from an Obligor and such related payment is not received, then such Agent may recover such amount from each Lender that received it. If an Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, such Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by an Agent to any Obligations are later required to be returned by such Agent pursuant to Applicable Law, each Lender shall pay to such Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.13. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” “Required Borrower Group Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as an Agent hereunder.

12.14. Agent Titles. Each Lender or Affiliate of a Lender, other than Bank of America and Bank of America (acting through its Canada branch), that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.15. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agents, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agents, any action that any Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Guarantors, Agents, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender (including any rights under any Deposit Account Control Agreement) must be made in compliance with Section 13.3. Agents may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Borrower Group Commitments for all purposes, all amounts payable by Borrowers within the applicable Borrower Group shall be determined as if such Lender had not sold such participating interests, and Borrowers within the applicable Borrower Group and Agents shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agents and the other Lenders shall not have any obligation or liability to any such Participant. A Participant of U.S. Obligations that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless U.S. Borrowers agree otherwise in writing. A Participant with respect to Canadian Obligations that would not be a Canadian Qualified Lender if it were a Canadian Lender shall not be entitled to the benefits of Section 5.8.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Borrower Group Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Borrower Group Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral (other than pursuant to a Permitted Asset Disposition or other transaction permitted under this Agreement).

13.2.3. Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Borrower Group Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment and request by a Lender, the transferor Lender, Agents and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.8 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of an Agent, no modification shall be effective with respect to any provision in a Loan Document that affects any rights, duties or discretion of such Agent;

(b) without the prior written consent of an Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2 or 3.2.2;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase any Borrower Group Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.5, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Canadian Borrowing Base (and the defined terms used in such definition), U.S. Borrowing Base (and the defined terms used in such definition), Pro Rata, Required Lenders or Required Borrower Group Lenders; (iv) increase any advance rate or increase total Borrower Group Commitments; (vi) release Collateral with a book value greater than $5,000,000 during any calendar year, except in connection with a Permitted Asset Disposition thereof; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; and

(e) without the prior written consent of the Required Borrower Group Lenders with respect to a Borrower Group, no amendment or waiver shall be effective that would affect such Borrower Group, the Borrower Group Obligations of such Borrower Group or the Collateral of such Borrower Group.

14.1.2. Limitations. Notwithstanding Section 14.1.1, the agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agents and/or Issuing Banks as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification or waiver of any provision of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3. Payment for Consents. No Obligor within a Borrower Group will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender to such Borrower Group (in its capacity as a Lender to such Borrower Group hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders to such Borrower Group providing their consent.

14.2. Indemnity.

14.2.1 EACH BORROWER WITHIN A BORROWER GROUP SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES (PROVIDING CREDIT TO OR OTHERWISE REPRESENTING OR ACTING ON BEHALF OF ANY INDEMNITEES PROVIDING CREDIT TO SUCH BORROWER GROUP) AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF ANY SUCH INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to (a) a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee, (b) relating to disputes among Indemnitees or (c) which constitute indirect, consequential, special or punitive damages or (d) with respect to any environmental claims relating to environmental conditions at any Real Estate, to the extent such environmental conditions were caused or occurred after the date title to such Real Estate is transferred to any third party (other than to an Obligor).

14.2.2 U.S. Borrowers shall be deemed to have given the foregoing indemnity set forth in Section 14.2.1 with respect to all Claims against any Indemnitees and, without limiting the foregoing, U.S. Borrowers agree, jointly and severally, to indemnify and defend the Indemnitees and hold the Indemnitees harmless from and against any and all Claims that may be instituted or asserted against or incurred by any of the Indemnitees. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to (a) a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee, (b) relating to disputes among Indemnitees or (c) which constitute indirect, consequential, special or punitive damages

14.2.3 If and to the extent that any Claim is asserted against any Indemnitee and such Claim is not attributed solely to any transaction or occurrence arising out of or related to a Borrower Group or the obligations incurred or, repayments made by or Collateral of such Borrower Group, or a Borrower within a Borrower Group disputes its liability for any Claim, then, in any such event, all Borrowers shall jointly and severally indemnify and defend the Indemnitees and hold them harmless from and against any and all such Claims subject to Section 14.2.4 hereof.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to any Agent pursuant to Section 2.1.6, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at such Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agents and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.4. Non-Conforming Communications. Agents and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor within a Borrower Group shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor within such Borrower Group.

14.4. Performance of Obligors’ Obligations. Each Applicable Agent may, in its discretion at any time and from time to time, at the expense of Borrowers within the applicable Borrower Group, pay any amount or do any act required of an Obligor within such Borrower Group under any Loan Documents or otherwise lawfully requested by such Agent to (a) enforce any Loan Documents or collect any Borrower Group Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of such Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of each Applicable Agent under this Section shall be reimbursed to such Agent by Borrowers within the applicable Borrower Group, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Revolver Loans in the case of amounts owed to Administrative Agent or Canadian Prime Rate Loans in the case of amounts owed to Canadian Agent. Any payment made or action taken by any Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Each Obligor hereby authorizes each Credit Party (but no Credit Party shall have any obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of such agreement.

14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10. Obligations of Lenders. The obligations of each Lender hereunder are several, and no Credit Party shall be responsible for the obligations or Borrower Group Commitments of any other Credit Party. Amounts payable hereunder to each Credit Party shall be a separate and independent debt, and each Credit Party shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agents or Lenders pursuant to the Loan Documents shall be deemed to constitute Agents and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor. Each Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Obligors, Agents, Issuing Banks and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of any Agent, any Issuing Bank or any Lender, and each Borrower, each Agent, any Issuing Bank and each Lender expressly disclaim any fiduciary relationship.

14.11. Confidentiality. Each Agent, Lender and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agents and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Agent, Lender and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.12. Certifications Regarding Indentures. Borrowers certify to Agents and Lenders that neither the execution, delivery or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Indenture, including Section 4.03 thereof, and that prior to the date hereof there have been no principal payments as described in Section 4.03(b)(1)(A) of the Indenture that would reduce the $125,000,000 amount referred to in such Section of the Indenture. Borrowers further certify to Agents and Lenders that the funding of the Special Dividend will not violate the terms of the Indenture, including Section 4.04 thereof. Borrowers further certify that the Commitments and Borrower Group Obligations constitute, and will continue to constitute, “Bank Indebtedness,” “Designated Senior Indebtedness,” and “Senior Indebtedness” under the Indenture, this Agreement is, and will continue to be, the “Credit Agreement” under the Indenture and there is not, and will not be, any Debt that is “Designated Senior Debt” under the Indenture other than the Obligations. Agents may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agents’ receipt of evidence that the Borrower Group Commitments and Borrower Group Obligations continue to constitute “Bank Indebtedness,” “Designated Senior Indebtedness,” and “Senior Indebtedness” at such time, that this Agreement constitutes the “Credit Agreement” under the Indenture and that there is no “Designated Senior Debt” under the Indenture other than the Obligations.

14.13. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14. Consent to Forum.

14.14.1. Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER COBB COUNTY, GEORGIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of any Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by any Agent of any judgment or order obtained in any forum or jurisdiction.

14.15. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which each Agent, each Lender and each other Credit Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by any Agent on which a Borrower may in any way be liable, and hereby ratifies anything any Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing any Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agents and Lenders entering into this Agreement and that Agents and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16. PATRIOT Act Notice. Agents and Lenders hereby notify Borrowers that pursuant to the requirements of the PATRIOT Act, Agents and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agents and Lenders to identify it in accordance with the PATRIOT Act. Agents and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered under seal on the date set forth above.

U.S. BORROWERS:	CAF EXTRUSION, INC.

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]
Address:

Attention:
Telecopy No.:

COLLINS & AIKMAN FLOORCOVERINGS, INC.

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]

Address:

Attention:
Telecopy No.:

TANDUS US, INC.

:	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]

Address:

Attention:
Telecopy No.:

CANADIAN BORROWER:	TANDUS CANADA LIMITED

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

Address:

Attention:
Telecopy No.:

GUARANTORS:	MONTEREY CARPETS, INC.

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]

Address:

Attention:
Telecopy No.:

MONTEREY COLOR SYSTEMS, INC.

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]

Address:

Attention:
Telecopy No.:

TANDUS GROUP, INC.

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]

Address:

Attention:
Telecopy No.:

1750555 NOVA SCOTIA LIMITED

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

[CORPORATE SEAL]

Address:

Attention:
Telecopy No.:

1811367 NOVA SCOTIA LIMITED

:	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

Address:

Attention:
Telecopy No.:

CROSSLEY CARPET MILLS LIMITED

	By:	/s/ Leonard F. Ferro
	Name:	Leonard F. Ferro
	Title:	Vice President and Chief Financial Officer

Address:

Attention:
Telecopy No.:

AGENTS and LENDERS:	BANK OF AMERICA, N.A., as Administrative Agent and a U.S. Lender

	By:	/s/ James Barwis
	Name:	James Barwis
	Title:	Senior Vice President

Address:
300 Galleria Parkway Atlanta, Georgia 30339 Attention: Collins & Aikman Loan Administration Manager Telecopy No.: (770) 857-2947

BANK OF AMERICA, N.A. (acting through its Canada branch), as the Canadian Agent and a Canadian Lender

	By:	/s/ James Barwis
	Name:	James Barwis
	Title:	Senior Vice President

Address:
200 Front Street West, Suite 2700 Toronto, Ontario CANADA M5V 3L2 Attention: Nelson Lam Telecopy No.: (416) 349-4282